UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

CORNERSTONE THERAPEUTICS INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CORNERSTONE THERAPEUTICS INC.
1255 CRESCENT GREEN DRIVE, SUITE 250
CARY, NORTH CAROLINA 27518

April 26, 2010

Dear Fellow Stockholders:

I am pleased to invite you to join us for the Cornerstone Therapeutics Inc. 2010 Annual Meeting of Stockholders to be held on May 20, 2010 at 2:00 p.m., local time, at our offices at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518. Details about the meeting, the nominees for the Board of Directors and other matters to be acted on are presented in the Notice of 2010 Annual Meeting of Stockholders and Proxy Statement that follow.

In addition to Annual Meeting formalities, we will report to stockholders generally on Cornerstone Therapeutics Inc.’s business, and will be pleased to answer stockholders’ questions relating to Cornerstone Therapeutics.

We hope you plan to attend the Annual Meeting. Please exercise your right to vote by signing, dating and returning the enclosed proxy card as described in the Proxy Statement, even if you plan to attend the meeting. You may also vote by proxy over the Internet or by telephone.

On behalf of Cornerstone Therapeutics’ Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Yours sincerely,

Craig A. Collard
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT
PLEASE TAKE TIME TO VOTE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE
CORNERSTONE THERAPEUTICS THE EXPENSE OF ADDITIONAL SOLICITATION.

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
STOCK OWNERSHIP INFORMATION
PROPOSAL ONE -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION
Summary Compensation Table
PROPOSAL TWO -- APPROVAL OF THE 2004 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED
PROPOSAL THREE -- RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
SOLICITATION OF PROXIES
REVOCATION OF PROXY
STOCKHOLDER PROPOSALS
DIRECTIONS TO OUR ANNUAL MEETING AT OUR OFFICES

CORNERSTONE THERAPEUTICS INC.
1255 CRESCENT GREEN DRIVE, SUITE 250
CARY, NORTH CAROLINA 27518

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2010

To our stockholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of Cornerstone Therapeutics Inc. will be held on May 20, 2010 at 2:00 p.m., local time, at our offices at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518. At the annual meeting, stockholders will consider and vote on the following matters:

1. The election of eight (8) members to our board of directors to serve as directors until the sooner of the election and qualification of their successors or the next Annual Meeting of our Stockholders.

2. The approval of the 2004 Stock Incentive Plan, as amended and restated, to increase the number of shares authorized for issuance thereunder.

3. The ratification of the selection by the Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Stockholders also will consider and vote on any other matters as may properly come before the annual meeting or any adjournment thereof. Our board of directors has no knowledge of any other matters which may come before the meeting.

Stockholders of record on April 1, 2010 are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. Our stock transfer books will remain open for the purchase and sale of our common stock.

We hope that all stockholders will be able to attend the annual meeting in person. However, in order to ensure that a quorum is present at the meeting, please complete, date, sign and promptly return the enclosed proxy card whether or not you expect to attend the annual meeting. A postage-paid envelope, addressed to BNY Mellon Shareowner Services, our transfer agent and registrar, has been enclosed for your convenience. You may also vote by proxy over the Internet or by telephone. If you attend the meeting, your proxy will, upon your written request, be returned to you and you may vote your shares in person.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Andrew K. W. Powell, Esq.
Secretary

Cary, North Carolina
April 26, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE THE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE OVER THE INTERNET, BY TELEPHONE OR BY MAIL.

CORNERSTONE THERAPEUTICS INC.
1255 CRESCENT GREEN DRIVE, SUITE 250
CARY, NORTH CAROLINA 27518

PROXY STATEMENT

For the 2010 Annual Meeting of Stockholders
To Be Held on May 20, 2010

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Cornerstone Therapeutics Inc. for use at the 2010 Annual Meeting of Stockholders to be held on May 20, 2010 at 2:00 p.m., local time, at our offices at 1255 Crescent Green Drive, Suite 250, Cary, NC 27518, and any adjournment thereof.

All proxies will be voted in accordance with your instructions. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by attending the meeting and voting in person, delivering written notice of revocation of your proxy to our Secretary at any time before voting is closed or timely submitting another signed proxy card bearing a later date or new voting instructions by telephone or over the Internet as described below.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2009 is being mailed to stockholders with the mailing of these proxy materials on or about April 26, 2010.

Important Notice Regarding the Availability of Proxy Materials
For the Stockholder Meeting to Be Held on May 20, 2010

The annual report and proxy statement will also be available on the Internet at
www.proxydocs.com/crtx

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Cornerstone Therapeutics Inc., Attention of Andrew K. W. Powell, Executive Vice President, General Counsel, and Secretary, 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518; telephone: (888) 466-6505.

Voting Securities and Votes Required

Stockholders of record on April 1, 2010 will be entitled to notice of and to vote at the annual meeting. On that date, 25,601,668 shares of our common stock were issued, outstanding and entitled to vote. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. We have no other securities entitled to vote at the meeting.

The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. To be approved, any other matter submitted to our stockholders, including the amendment and restatement of our 2004 Stock Incentive Plan and the ratification of Grant Thornton LLP as our independent registered public accounting firm, requires the affirmative vote of the majority of shares present in person or represented by proxy and voting on such matter at the annual meeting. The votes will be counted, tabulated and certified by a representative of BNY Mellon Shareowner Services, who will serve as the inspector of elections at the annual meeting.

Shares which abstain from voting as to a particular matter, and shares held in “street name” by banks, brokers or other nominees who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will be counted for the purpose of determining whether a quorum exists but will not have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting.

Stockholders may vote in person or by proxy. Voting by proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the annual meeting by attending the meeting and voting in person, delivering written notice of revocation of your proxy to our Secretary at any time before voting is closed, timely submitting another signed proxy card bearing a later date or timely submitting new voting instructions by telephone or over the Internet as described below. The shares represented by all properly executed proxies received in time for the meeting or voted by proxy over the Internet or by telephone will be voted as specified. If the shares you own are held in your name and you do not specify in the proxy card how your shares are to be voted, they will be voted in favor of the election as directors of those persons named as nominees in this proxy statement, in favor of the amendment and restatement of our 2004 Stock Incentive Plan and in favor of the ratification of Grant Thornton LLP as our independent registered public accounting firm. If any other matters properly come before the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters as determined by a majority in voting power of our directors. If the shares you own are held in “street name,” the bank, broker or other nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank, broker or other nominee provides you.

If your shares are registered directly in your name, you may vote:

•	Over the Internet. Go to the web site of our tabulator, BNY Mellon Shareowner Services, at http://www.proxyvoting.com/CRTX and follow the instructions you will find there. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

•	By Telephone. Call (866) 540-5760 toll-free from the United States or Canada and follow the instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

•	By Mail. Complete, date and sign the enclosed proxy card and mail it in the enclosed postage-paid envelope to BNY Mellon Shareowner Services. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” for your account by a bank, broker or other nominee, you may vote:

•	Over the Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet or by telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In Person at the Meeting. Contact the broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in “street name” at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Cornerstone Therapeutics Inc., Attention of Andrew K. W. Powell, Executive Vice President, General Counsel, and Secretary, 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518; telephone: (888) 466-6505. If you want to receive separate copies of the proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding beneficial ownership of our common stock as of April 12, 2010 by:

•	each person, entity or group of affiliated persons or entities known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees for director;

•	our President and Chief Executive Officer as of December 31, 2009, our two most highly compensated executive officers during 2009 other than our President and Chief Executive Officer who were serving as executive officers on December 31, 2009, and one additional former executive officer who would have been among our most highly compensated executive officers if he had been serving as an executive officer on December 31, 2009, whom we refer to herein as our “named executive officers”; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of common stock issuable under stock options and warrants that are currently exercisable or exercisable within 60 days of April 12, 2010 are deemed to be beneficially owned by the person holding the option or warrant for purposes of calculating the percentage ownership of that person but are not deemed outstanding for purposes of calculating the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them, except, where applicable, to the extent authority is shared by spouses under community property laws.

	Number of	Shares
	Outstanding	Underlying	Total Number	Percentage of
	Shares	Options	of Shares	Common Stock
Name and Address of	Beneficially	Exercisable	Beneficially	Beneficially
Beneficial Owner(1)	Owned	within 60 Days	Owned	Owned

5% Stockholders
Chiesi Farmaceutici S.p.A.	13,772,425	—	13,772,425	53.8%
Via Palermo 26/A
43122 Parma, Italy
Craig A. Collard(2)	3,396,138	298,199	3,694,337	14.3%
President and Chief Executive
Officer and Director
Cornerstone Biopharma Holdings, Ltd.	1,952,225	—	1,952,225	7.6%
Carolina Pharmaceuticals Ltd.	1,443,913	—	1,443,913	5.6%
Carolina Pharmaceuticals Holdings, Ltd.(3)	1,443,913	—	1,443,913	5.6%

	Number of	Shares
	Outstanding	Underlying	Total Number	Percentage of
	Shares	Options	of Shares	Common Stock
Name and Address of	Beneficially	Exercisable	Beneficially	Beneficially
Beneficial Owner(1)	Owned	within 60 Days	Owned	Owned

Directors, Director Nominees and Named Executive Officers
Christopher Codeanne	—	9,861	9,861	*
Director
Michael Enright	—	9,861	9,861	*
Director
Michael Heffernan	—	13,432	13,432	*
Director
Alessandro Chiesi	—	—	—	*
Director
Maria Paola Chiesi	—	—	—	*
Director
Anton Giorgio Failla	—	—	—	*
Director
Robert Stephan	—	—	—	*
Director
Marco Vecchia	—	—	—	*
Director Nominee
Joshua B. Franklin	50,000	69,575	119,575	*
Vice President, Sales and Marketing
Alan Roberts	64,100	—	64,100	*
Vice President, Scientific Affairs
Brian Dickson, M.D.	166,299	—	166,299	*
Former Chief Medical Officer
All executive officers and directors as a group (13 persons, consisting of 6 executive officers and 7 non-employee directors)	4,124,719	657,462	4,782,181	18.2%

*	Represents beneficial ownership of less than one percent of common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is care of Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518.

(2)	Consists of 1,952,225 shares of common stock held by Cornerstone Biopharma Holdings, Ltd., and 1,443,913 shares of common stock held by Carolina Pharmaceuticals Ltd., or Carolina Pharmaceuticals, received in connection with the conversion of the outstanding principal amount of $9.0 million under a promissory note Cornerstone BioPharma, Inc. (one of our indirect wholly owned subsidiaries) executed in favor of Carolina Pharmaceuticals to borrow up to $15.0 million for five years with an annual interest rate of 10%, which we refer to as the Carolina Note. Carolina Pharmaceuticals Holdings, Ltd., or Carolina Pharmaceuticals Holdings, owns 100% of Carolina Pharmaceuticals’ outstanding shares. Mr. Collard is the controlling shareholder and a director of Cornerstone Biopharma Holdings, Ltd. and by virtue of such positions exercises voting and investment power with respect to the Cornerstone Therapeutics Inc. shares owned by Cornerstone Biopharma Holdings, Ltd. Mr. Collard is the chief executive officer and chairman of the boards of Carolina Pharmaceuticals and Carolina Pharmaceuticals Holdings and by virtue of such positions exercises voting and investment power with respect to the Cornerstone Therapeutics Inc. shares beneficially owned by these entities. Mr. Collard disclaims beneficial ownership of the shares held by Cornerstone Biopharma Holdings, Ltd. and Carolina Pharmaceuticals, except to the extent of his pecuniary interest therein.

(3)	Carolina Pharmaceuticals Holdings disclaims beneficial ownership of the shares held by Carolina Pharmaceuticals, except to the extent of its pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2009, and the information provided to us by those persons required to file such reports, no such person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis during the year ended December 31, 2009.

Change in Control

On May 6, 2009, we and certain of our stockholders entered into a series of transactions and agreements with Chiesi Farmaceutici S.p.A, or Chiesi, which we refer to as the “Chiesi Transaction.” These agreements include (1) a stock purchase agreement between us and Chiesi, which we refer to as the “Stock Purchase Agreement”; (2) a separate stock purchase agreement among Chiesi, Cornerstone Biopharma Holdings, Ltd., an entity controlled by Craig A. Collard, our President and Chief Executive Officer, and the Lutz Family Limited Partnership, an entity controlled by Steven M. Lutz, our Executive Vice President, Manufacturing and Trade, which we refer to as the “Selling Stockholder Stock Purchase Agreement”; (3) a governance agreement among us, Chiesi and, with respect to certain sections, certain of our stockholders, which we refer to as the “Governance Agreement”; (4) a license and distribution agreement between us and Chiesi, which we refer to as the “U.S. CUROSURF® Agreement”; and (5) a stockholders agreement, as subsequently amended, among Chiesi, Mr. Collard, Mr. Lutz, Cornerstone Biopharma Holdings, Ltd., the Lutz Family Limited Partnership and Carolina Pharmaceuticals, an entity controlled by Mr. Collard, which we refer to as the “Stockholders Agreement.”

Pursuant to the Stock Purchase Agreement, we agreed to issue and sell 11.9 million shares of our common stock to Chiesi on the closing date and to issue additional shares within 90 days following the closing so that Chiesi would own 51% of our outstanding shares on a fully diluted basis (as defined in the Stock Purchase Agreement) as of the closing date. We refer to our sale of common stock to Chiesi as the “Company Stock Sale.” Pursuant to the Stock Purchase Agreement, we also agreed to submit certain amendments to our certificate of incorporation, or the Charter Amendments, to our stockholders for approval. In addition, certain of our executive officers entered into new employment agreements with us, and certain of our executive officers and entities controlled by them entered into voting agreements with Chiesi requiring them to vote in favor of the Charter Amendments. Concurrently with the execution of the Stock Purchase Agreement, the parties entered into the Governance Agreement, which is discussed more fully below.

Pursuant to the Selling Stockholder Stock Purchase Agreement, Cornerstone Biopharma Holdings, Ltd. and the Lutz Family Limited Partnership agreed to sell an aggregate of 1.25 million and 350,000 shares, respectively, of our common stock to Chiesi. We refer to their sale of common stock to Chiesi as the “Initial Stock Sale.” At the time they agreed to sell their shares, Cornerstone Biopharma Holdings, Ltd. and the Lutz Family Limited Partnership beneficially owned approximately 23.8% and 5.0% of our common stock, respectively. Mr. Collard owns 100% of the outstanding common stock of Cornerstone Biopharma Holdings, Ltd. and is a director of that entity, and Mr. Lutz is the general partner of the Lutz Family Limited Partnership. Concurrently with the execution of the Selling Stockholder Stock Purchase Agreement, Mr. Collard, Mr. Lutz, Cornerstone Biopharma Holdings, Ltd., the Lutz Family Limited Partnership and Carolina Pharmaceuticals entered into the Stockholders Agreement, which is discussed more fully below. Carolina Pharmaceuticals (along with its parent company, Carolina Pharmaceuticals Holdings) beneficially owned approximately 10.7% of our common stock on May 6, 2009. Mr. Collard serves as the chief executive officer and chairman of both Carolina Pharmaceuticals and Carolina Pharmaceuticals Holdings and owns a controlling interest in Carolina Pharmaceuticals Holdings. In addition, Mr. Lutz serves as a director of each of Carolina Pharmaceuticals and

Carolina Pharmaceuticals Holdings, and one of our former executive officers, Chenyqua M. Baldwin, served as a director of these entities at the time the parties entered into the Chiesi Transaction.

Pursuant to these agreements, Chiesi agreed to (1) grant us, pursuant to the U.S. CUROSURF Agreement, an exclusive 10-year license to distribute Chiesi’s CUROSURF product in the United States; (2) grant us, pursuant to the Governance Agreement, a right of first offer, for a period of two years following the closing of the transaction, on all products and technology that it wishes to market in the United States; and (3) pay us $15.5 million in cash. Chiesi also agreed to purchase the shares sold in the Initial Stock Sale by Cornerstone Biopharma Holdings, Ltd. and the Lutz Family Limited Partnership for $5.50 per share, or an aggregate of $8.8 million. The source of the funds for the cash consideration Chiesi paid us and the selling stockholders was its general working capital.

Our stockholders approved the Company Stock Sale on July 27, 2009, and the Initial Stock Sale and the Company Stock Sale closed on July 28, 2009. On August 27, 2009, our stockholders approved the Charter Amendments, which became effective on August 28, 2009. On October 14, 2009, we issued Chiesi an additional 269,684 shares as required by the Stock Purchase Agreement. As a result of the Chiesi Transaction, as of April 12, 2010, Chiesi beneficially owns 53.8% of our common stock.

In connection with the closing of the Company Stock Sale, the Governance Agreement became effective, and our board of directors approved the amendment and restatement of our bylaws pursuant to its provisions. Among other things, the Governance Agreement (1) contains certain governance provisions related to the structure and composition of our board of directors; (2) provides Chiesi with certain majority stockholder rights that are incorporated in our amended and restated bylaws and in the Charter Amendments; (3) requires us to take or cause to be taken all lawful action necessary to ensure that our certificate of incorporation and bylaws are not at any time inconsistent with the Governance Agreement’s provisions; (4) imposes certain restrictions on Chiesi, including restrictions on its purchases and transfers of our common stock; and (5) requires Chiesi, Mr. Collard, Mr. Lutz and the entities controlled by them to vote their shares in favor of the directors nominated for election in accordance with the Governance Agreement and otherwise in a manner consistent with the Governance Agreement. The provisions of the Governance Agreement are effective through July 28, 2011 (two years following the closing of the Company Stock Sale).

As a result of the provisions we agreed to in the Governance Agreement, the Charter Amendments and our amended and restated bylaws as a result of the Chiesi Transaction, among other things:

•	our board of directors was reconstituted to consist of eight members divided into two classes, with our Class A directors consisting of our Chief Executive Officer and three independent directors and our Class B directors consisting of four directors designated by Chiesi; thereafter, the number of directors Chiesi may nominate for election to our board of directors will be based upon Chiesi’s percentage level of beneficial ownership of our common stock;

•	a quorum at any meeting of our board of directors will require a majority of the total authorized number of directors (including at least one Class B director when there is one);

•	our Compensation Committee must approve, and the board of directors must ratify, all executive compensation;

•	for so long as Chiesi and its affiliates beneficially own more than 50% of the outstanding shares of our common stock on a fully diluted basis, as defined in our bylaws, certain actions are subject to the approval of our board of directors;

•	for so long as Chiesi and its affiliates beneficially own at least 50% of the outstanding shares of our common stock on a fully diluted basis, as defined in our certificate of incorporation, the Class B directors present at a meeting will have equal voting power with the Class A directors present at a meeting; and

•	for so long as Chiesi and its affiliates beneficially own at least 40% of the outstanding shares of our common stock on a fully diluted basis, as defined in our certificate of incorporation, certain significant actions specified in our certificate of incorporation are subject to Chiesi’s approval.

For further information about the Charter Amendments and the Governance Agreement as they relate to the election of directors, see “Corporate Governance — Director Nomination Process” below.

Also in connection with the closing of the Company Stock Sale, the Stockholders Agreement became effective. Among other things, the Stockholders Agreement generally requires Mr. Collard, Mr. Lutz and the entities controlled by them to (1) refrain, through July 28, 2011, from purchasing and transferring our common stock beneficially owned by them except in accordance with the agreement and (2) vote in favor of a transaction whereby Chiesi or its affiliates will acquire all of our outstanding common stock.

The Stockholders Agreement also grants Chiesi an option to purchase, at $12.00 per share in cash, a certain number of shares of common stock beneficially owned (as defined in the agreement) by Mr. Collard, Mr. Lutz and the entities controlled by them during the 30-day period following July 28, 2011, referred to as the “covered shares.” Mr. Collard, Cornerstone Biopharma Holdings, Ltd., Carolina Pharmaceuticals, Mr. Lutz and the Lutz Family Limited Partnership have 228,559, 1,561,780, 947,207, 195,227 and 261,878 covered shares, respectively, under the Stockholders Agreement. Because Mr. Collard and Mr. Lutz do not own any shares of common stock directly, their covered shares were based on the number of vested options (with exercise prices ranging from $0.43 per share to $3.90 per share) held by them.

If Chiesi exercises its option, Mr. Collard, Cornerstone Biopharma Holdings, Ltd., Carolina Pharmaceuticals, Mr. Lutz and the Lutz Family Limited Partnership would receive proceeds of approximately $2.4 million, $18.7 million, $11.4 million, $2.0 million and $3.1 million, respectively. Proceeds received by the entities controlled by Mr. Collard or Mr. Lutz are not included in the amounts attributable to these individuals. In addition, for Mr. Collard and Mr. Lutz, these amounts are net of the amounts they would be required to pay to exercise a sufficient number of stock options held by them prior to selling the covered shares to Chiesi (assuming for this purpose that Mr. Collard and Mr. Lutz would exercise stock options with the lowest exercise prices to satisfy their respective obligations).

PROPOSAL ONE — ELECTION OF DIRECTORS

As a result of the Chiesi Transaction, our board of directors currently consists of eight members, four of whom are a Class A directors and four of whom are Class B directors. Class B directors are nominated by Chiesi.

At the 2010 annual meeting, stockholders will have an opportunity to vote for the all director nominees. The persons named in the enclosed proxy card will vote to elect these nominees as directors, unless you withhold authority to vote for the election of a nominee by marking the proxy card to that effect. The nominees have indicated their willingness to serve, if elected. However, if a nominee should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our board of directors, or our board of directors may reduce the number of directors to be elected at the 2010 annual meeting.

Board Recommendation

The board of directors recommends a vote “FOR” the election of the director nominees.

The following paragraphs provide information as of the date of this proxy statement about our Class A and Class B director nominees. The information presented includes information about each such director, including, among other things, his age; all positions and offices he holds with us; length of service as a director; principal occupation and employment for the past five years; the names of other companies of which he has served as a director at any time during the past five years; and the specific experience, qualifications, attributes and skills that led to the conclusion that the director nominee should serve as one of our directors. For information about the number of shares of common stock beneficially owned by our directors as of April 12, 2010, see “Stock Ownership Information.”

Two of our Class B directors, Alessandro Chiesi and Maria Paola Chiesi, are first cousins. No other director, director nominee or executive officer is related by blood, marriage or adoption to any director, director nominee or executive officer. Other than as set forth in the Governance Agreement and the Stockholders Agreement, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Class A Director Nominees

Craig A. Collard, age 44, became a director in 2008.

Craig A. Collard has served as our President and Chief Executive Officer and the chairman of our board of directors since the consummation of our merger with Cornerstone BioPharma Holdings, Inc., or Cornerstone BioPharma, on October 31, 2008. We refer to this transaction as the “Merger.” In March 2004, Mr. Collard founded Cornerstone Biopharma Holdings, Ltd. (the assets and operations of which were restructured as Cornerstone BioPharma in May 2005), and served as its President and Chief Executive Officer and a director from March 2004 to October 2008. Before founding Cornerstone BioPharma, Mr. Collard’s principal occupation was serving as the President and Chief Executive Officer of Carolina Pharmaceuticals, Inc., a specialty pharmaceutical company he founded in May 2003. From August 2002 to February 2003, Mr. Collard served as Vice President of Sales for Verum Pharmaceuticals, Inc., a specialty pharmaceutical company in Research Triangle Park, North Carolina. From 1998 to 2002, Mr. Collard worked as Director of National Accounts at DJ Pharma, Inc., a specialty pharmaceutical company which was eventually purchased by Biovail Pharmaceuticals, Inc. His pharmaceutical career began in 1992 as a field sales representative at Dura Pharmaceuticals, Inc., or Dura. He was later promoted to several other sales and marketing positions within Dura. Mr. Collard is a member of the board of directors of Hilltop Home Foundation, a Raleigh, North Carolina, non-profit corporation, in addition to our board of directors. Mr. Collard holds a B.S. in Engineering from the Southern College of Technology (now Southern Polytechnic State University) in Marietta, Georgia.

Christopher Codeanne, age 42, became a director in 2008.

Christopher Codeanne has served on our board of directors since the consummation of the Merger. Since April 2008, Mr. Codeanne has served as Chief Operating Officer and Chief Financial Officer of Oncology Development Partners, LLC (d/b/a Oncopartners), a specialized international oncology contract research organization. From December 2006 through April 2008, Mr. Codeanne served as the Chief Financial Officer of Averion International Corp., or Averion, a publicly traded international contract research organization. Prior to Averion, from 2002 through July 2006, Mr. Codeanne was the Chief Financial Officer of SCIREX Corporation (which was acquired by Premier Research Group plc in 2006), or SCIREX, an international, full-service clinical research organization. From 1999 to 2002, Mr. Codeanne served as Director of Finance of SCIREX. Mr. Codeanne is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants and Financial Executives International. Mr. Codeanne holds a B.A. in Accounting from Fairfield University and an MBA from the University of Connecticut. He brings to our board of directors a depth of experience in financial analysis and reporting and knowledge regarding pharmaceutical development and working with contract research organizations.

Michael Enright, age 48, became a director in 2008.

Michael Enright has served on our board of directors since the consummation of the Merger. Mr. Enright has served as Chief Financial Officer for Ockham Development Group Inc., a global contract research organization, since its merger with Atlantic Search Group, Inc., a staff augmentation and functional outsourcing services organization serving pharmaceutical companies and contract research organizations in the United States and India, where he held the same position since 1995. Prior to 1995, Mr. Enright held positions in employee benefits administration with Hauser Insurance Group and The Prudential Insurance Company, and in financial management with General Electric Company’s aerospace business group. Mr. Enright holds a B.A. in Finance from Villanova University and an MBA from the Kenan-Flagler School of Business of the University of North Carolina at Chapel Hill. He brings to our board of directors a depth of experience in strategic planning and organizational development and human resources.

Michael Heffernan, age 45, became a director in 2008.

Michael Heffernan has served on our board of directors since the consummation of the Merger. Since 2002, Mr. Heffernan has served as President and Chief Executive Officer of Collegium Pharmaceutical, Inc., a specialty pharmaceutical company that develops and commercializes products to treat central nervous system, respiratory and skin-related disorders. From 1999 to 2001, Mr. Heffernan served as President and Chief Executive Officer of PhyMatrix Corp., an integrated health care services company. From 1995 to 1999, Mr. Heffernan served as President and Chief Executive Officer of Clinical Studies Ltd., a pharmaceutical clinical development company. From 1987 to 1994, Mr. Heffernan served in a variety of sales and marketing positions with Eli Lilly and Company, a pharmaceutical company. Mr. Heffernan has also served on the board of directors of TyRx Pharma, Inc. since 2002. Mr. Heffernan holds a B.S. in Pharmacy from the University of Connecticut and is a Registered Pharmacist. He brings to our board of directors a depth of experience in sales and marketing and knowledge regarding pharmaceutical development and working with contract research organizations.

Class B Director Nominees

Alessandro Chiesi, age 43, became a director in 2009.

Alessandro Chiesi has served on our board of directors since the closing of the Chiesi Transaction. Dr. Chiesi has been employed by Chiesi holding various positions. Since May 2005, he has served as the Affiliates Coordinator of the International Division. From May 2002 through November 2004, he was the Managing Director of Asche-Chiesi GmbH. Between 1995 and 2002, he held positions including assistant to the CEO and project leader for various mergers and acquisitions. Dr. Chiesi has served on the boards of directors of the following companies: Master Pharma S.r.l. since July 1990, Chiesi Hellas Pharmaceuticals S.A. since April 1998, Chiesi S.A. since September 1999, Promedica S.r.l. since May 2001, Chiesi Farmaceutici, S.p.A. since January 2004, Valline S.r.l. since May 2004, Chiesi Pharmaceuticals B.V. since February 2007 and DOC Generici S.r.l. since November 2008. He brings to our board of directors a depth of experience in global business development, strategic business planning and risk assessment and the integration and management of transnational joint ventures.

Marco Vecchia, age 50, nominee for director.

Marco Vecchia has served as Head of Legal and Corporate Affairs at Chiesi since 1987. Mr. Vecchia holds a degree in law from the University of Parma. Mr. Vecchia has also served on the boards of directors of the following companies: Chiesi Pharmaceuticals Shanghai Co. Ltd. (Wfoe), China, since June 2008; Cheshire Healthcare Limited, England, since January 2003; Chiesi Limited, England, since May 1999; Chiesi Healthcare Limited, England, since May 1999; Chiesi S.A., France, since April 2002; Chiesi Hellas Pharmaceuticals S.A., Greece, since April 1998; Chiesi Int. H. B.V., Holland, since April 2008; Chiesi Pharmaceuticals B.V., Holland, since February 2007; Opocrin S.P.A., Italy, since November 2008; Opocrin S.r.l., Italy, since November 2008; Novadynamics Healthcare S.r.l., Italy, since May 2007; Chiesi Pharmaceuticals Pvt Limited, Pakistan, since November 2001; Chiesi España S.A., Spain, since April 2000; Chiesi Pharmaceuticals Inc., USA, since April 1992. He brings to our Board a depth of experience in the areas of mergers and acquisitions and transnational joint ventures, pharmaceutical IP licensing, risk management and corporate governance.

Anton Giorgio Failla, age 45, became a director in 2009.

Anton Giorgio Failla has served on our board of directors since the closing of the Chiesi Transaction. Since July 2008, Dr. Failla has served as Head of Business Development of Chiesi. Prior to his employment at Chiesi, from 2004 to 2008, Dr. Failla served as the CFO of Sorin Group, a medical device company, based in Milan, Italy and as its Senior Vice President of Operations based in Denver, Colorado. From 2000 to 2004, Dr. Failla served as Vice President, Business Development and Strategic Planning at Novartis Consumer Health at its Headquarters in Switzerland. Prior to Novartis, Dr. Failla held various positions in business development at Medtronic Inc., both in the U.S. and in Europe. Dr. Failla has served and serves on the boards of directors of several private companies in Europe and the United States: Bellco S.r.l. (April 2004-January 2007), Sorin Biomedica Cardio S.r.l. (April 2004-April 2005), Biofin Holding International N.V. (July 2004 -June 2006), Ela Medical S.a.s. (April 2004-June 2006), Sorin Biomedica CRM S.r.l. (April 2007-July 2008), Sorin Group International S.A. (December 2005-June 2006), Casino’Municipale Campione d’Italia (August 2007-June 2009), and Phenomix Corporation Inc. (from February 2010). Dr. Failla holds a Master in Business Administration from SDA Bocconi and a doctorate in Electronic Engineering from Polytechnic of Turin. He brings to our Board a depth of experience in the areas of strategic planning, finance, business development and operations management.

Robert M. Stephan, age 67, became a director in 2009

Robert M. Stephan has served on our board of directors since the closing of the Chiesi Transaction. Mr. Stephan is an experienced business attorney currently in private practice in New Canaan, Connecticut. With over 40 years experience, Mr. Stephan concentrates his law practice on domestic and international business transactions and serves as chief counsel to small and mid-sized companies and local counsel to foreign companies with operations in the United States. Mr. Stephan has served as Vice President and Secretary since 1997 and as a director since April 2009, of Chiesi Pharmaceuticals, Inc., a subsidiary of Chiesi. Prior to opening his private practice in 1997 and after initial training with the Office of the General Counsel of the U.S. Securities and Exchange Commission in Washington D.C. and the law firm of Day, Berry & Howard in Hartford, Connecticut, Mr. Stephan embarked on a career as in-house counsel with publicly traded corporations. He served as Vice President and Group General Counsel for General Mills Inc; Vice President and Associate General Counsel for US Surgical Corporation ; Vice President, General Counsel and Secretary for Erbamont N.V. (Montedison Group); and Vice President, General Counsel and Secretary for American Maize Products Corporation. Mr. Stephan has advised boards of directors on corporate governance matters and is a former member of the National Association of Corporate Directors. Mr. Stephan is a former Captain/Judge Advocate in the United States Marine Corps and an Assistant Attorney General for the State of Wisconsin. Mr. Stephan holds a Bachelor of Arts in economics and political science from Lawerence University and a Juris Doctor from the University of Wisconsin Law School. He brings to our Board a depth of experience in all areas of corporate governance, with particular emphasis on the governance of transnational joint ventures.

CORPORATE GOVERNANCE

General

Our management and board of directors believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted.

“Controlled Company” Exemption under NASDAQ Marketplace Rules

We are a “controlled company” within the meaning of applicable rules of The NASDAQ Stock Market LLC, or NASDAQ, because more than 50% of our voting power is held by Chiesi. Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have (1) a board of directors comprised of a majority of independent directors; (2) compensation of our executive officers determined, or recommended to our board for determination, by a majority of our independent directors or a compensation committee comprised solely of independent directors; and (3) director nominees selected, or recommended for our board’s selection, either by a majority of our independent directors or a nominating committee comprised solely of independent directors. Nevertheless, as discussed below, we have established the Compensation Committee to approve executive officer compensation (subject to ratification by our board of directors) and the Nominating and Corporate Governance Committee to select director nominees, each of which are comprised solely of independent directors.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. These rules also specify certain persons whose relationships with us would preclude them from being considered independent. Our board of directors has determined that each of the following current members of our board of directors is an “independent director” as defined under applicable NASDAQ rules, including that each such director is free of any relationship that would interfere with the exercise of his independent judgment in carrying out his responsibilities as a director: Mr. Codeanne, Mr. Enright, Mr. Heffernan and Mr. Stephan. In reaching the determination with respect to Mr. Stephan, the Board considered Mr. Stephan’s representation of Chiesi in various matters unrelated to the Chiesi Transaction and also the fees he receives from Chiesi under consulting and/or retainer arrangements.

Board Leadership Structure

Our President and Chief Executive Officer, Craig A. Collard, is also the chairman of our board of directors. Our board of directors has determined this leadership structure is the most effective way to ensure that it remains focused on the key issues affecting our company. Mr. Collard founded Cornerstone BioPharma, has been our chairman and chief executive officer since the Merger and oversaw our entry into the Chiesi Transaction. Although we do not have a lead independent director, our board — which consists primarily of either independent directors or directors designated by Chiesi — exercises a strong, independent oversight function. This oversight function is enhanced by the fact that each of our board committees — our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee — is comprised entirely of independent directors and by the fact that, under the Governance Agreement and our bylaws, our full board of directors must approve certain significant corporate actions.

Board Oversight and Risk Management

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The primary responsibility of our board of directors is to oversee our management and, in doing so, assess and manage the risks inherent in our business in order to serve our best interests and the best interests of our stockholders. The board of directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and assesses the risks presented by those strategies and the manner in which management intends to mitigate those risks. In the exercise of its risk oversight function, our board of directors solicits and reviews regular updates from key members of management about significant policies and proposed major commitments of corporate resources. Our board of directors also participates in decisions that have a potential major economic impact on us. In addition to making reports and presentations at board of directors and committee meetings, our management keeps the directors informed of our activity through regular communication. While each of our standing board committees is responsible for assessing risks within its respective area of responsibility and for making appropriate risk management recommendations to our board of directors, our full board is principally responsible for evaluating business risks and determining whether any risk mitigation measures should be implemented.

Board Meetings and Attendance

Our board of directors met 18 times during the fiscal year ended December 31, 2009, either in person or by teleconference. During 2009, each of our current directors attended at least 75% of the aggregate of the total number of board meetings held during the period each has been a director and the total number of meetings held by all committees on which each director then served.

We have no formal policy requiring director attendance at the annual meeting of stockholders, although all directors are expected to attend the annual meeting if they are able to do so. Four of our directors attended the 2009 annual meeting, including three of our four current directors who were directors at that time.

Board Committees

Our board of directors has established three standing committees: the Audit Committee, the Compensation Committee and a Nominating and Corporate Governance Committee. The members of each committee are appointed by our board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, and serve one-year terms. Each of these committees operates under a charter that has been approved by the board of directors. We have posted current copies of each committee’s charter on the “Corporate Governance” section of our website, which can be found at www.crtx.com.

The board of directors has determined that all of the members of each of the board’s three standing committees are independent as defined under NASDAQ rules, and, in the case of all members of the Audit Committee, that they meet the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management to discuss our financial statements, and other financial reporting and audit matters;

•	preparing the audit committee report required by SEC rules; and

•	reviewing and approving or ratifying related person transactions.

The members of the Audit Committee are Mr. Codeanne, Mr. Enright and Mr. Heffernan. Mr. Codeanne serves as chair of the Audit Committee. The board of directors has determined that Mr. Codeanne is an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met seven times in 2009.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving the compensation of our executive officers, with such approval subject to ratification by the full board of directors;

•	overseeing the evaluation of our senior executives;

•	reviewing and making recommendations to the board of directors regarding incentive compensation and equity-based plans;

•	administering our stock incentive plans; and

•	reviewing and making recommendations to the board of directors regarding director compensation.

For information about the processes and procedures followed by the Compensation Committee in considering executive and director compensation, see “Executive and Director Compensation Process.”

The members of the Compensation Committee are Mr. Heffernan, Mr. Codeanne and Mr. Enright. Mr. Heffernan serves as chair of the Compensation Committee. The Compensation Committee met five times in 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the committees of the board of directors, and verifying that the designated Class B directors meet the qualifications to become board members under the standards set forth in the Governance Agreement;

•	reviewing and making recommendations to the board of directors with respect to management succession planning;

•	developing and recommending to the board of directors corporate governance principles; and

•	overseeing periodic evaluation of the board of directors.

The members of the Nominating and Corporate Governance Committee are Mr. Enright and Mr. Codeanne. Mr. Enright serves as chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met one time in 2009. The Charter of the Nominating and Corporate Governance Committee provides that each member of the Committee must meet the requirements for independence under the NASDAQ Marketplace Rules. Additionally, the Governance Agreement provides that Class B Directors, as designees of Chiesi, are disqualified from being considered independent for purposes of the Governance Agreement. The Committee recently determined that Mr. Stephan meets the requirements for independence under applicable NASDAQ rules and requested and received the consent of Chiesi, by way of a waiver of the relevant provision of the Governance Agreement, to his appointment as a member of the Nominating and Corporate Governance Committee. The board of directors approved Mr. Stephan’s appointment to the committee effective as of the date of the Annual Meeting, assuming that Mr. Stephan is duly elected as a director at the meeting.

Executive and Director Compensation Process

The Compensation Committee has implemented an annual performance review program for our executive officers, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year. Each executive officer’s performance goals include goals related to individual performance and goals related to overall corporate performance.

We evaluate actual individual and corporate performance against the goals for each completed year. Each executive officer’s evaluation begins with a written self-assessment, which is submitted to our President and Chief Executive Officer. Our President and Chief Executive Officer then prepares a written evaluation based on the executive officer’s self-assessment, the President and Chief Executive Officer’s own evaluation and input from other employees. This process leads to a recommendation by our President and Chief Executive Officer to the Compensation Committee for annual executive salary increases, annual stock option and restricted stock awards and bonuses, if any, for executive officers other than himself. The Compensation Committee then reviews the recommendations of the President and Chief Executive Officer and approves annual executive salary increases, annual stock option and restricted stock awards and bonuses, if any, for those executive officers. In the case of our President and Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee, which then approves any annual salary increase, annual stock option and restricted stock award and bonus. The Compensation Committee’s approval of executive compensation is conditioned on ratification by the full board of directors. For more information regarding this process, see “Information About Executive and Director Compensation — Compensation of Executives.”

The Compensation Committee periodically reviews and makes recommendations to the board of directors regarding director compensation. Currently, each of our non-employee directors is compensated pursuant to our compensation and reimbursement policy, which was amended and restated effective October 31, 2008, the date of the Merger. For more information regarding this policy, see “Information About Executive and Director Compensation — Compensation of Directors.”

The Compensation Committee may delegate its authority to the chair of the Compensation Committee to the extent it deems necessary to finalize matters as to which the Compensation Committee has given its general approval.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation but did not retain any such consultants or outside advisors in 2009.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become board members, consistent with criteria approved by the board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, bylaw or otherwise to provide third parties with the right to nominate directors. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board, with direct input from our chief executive officer. From time to time, the Nominating and Corporate Governance Committee may retain the services of an executive search firm to help identify and evaluate potential director candidates but did not retain such services during the year ended December 31, 2009.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended Class A director nominees, the Nominating and Corporate Governance Committee applies certain criteria, including the candidate’s reputation for integrity, honesty and adherence to high ethical standards, business acumen, experience and judgment, understanding of our business and industry, diligence, conflicts of interest or the appearance thereof, other directorships and their impact on the ability of the candidate to devote adequate time to service on our board and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. Our board of directors has adopted guidelines that provide that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law and require the Nominating and Corporate Governance Committee to consider the value of diversity on our board. The Nominating and Corporate Governance Committee implements and assesses the effectiveness of these guidelines and the board’s commitment to diversity by considering these guidelines in our assessment of potential director nominees and the overall make-up of our board of directors. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will assist our board in fulfilling its responsibilities.

Pursuant to the Governance Agreement, our certificate of incorporation (as amended by the Charter Amendments) and our bylaws, the Nominating and Corporate Governance Committee selects and recommends the Class A directors, which consist of our chief executive officer and three independent directors, for nomination by our board of directors. Chiesi designates the Class B directors to the Nominating and Corporate Governance Committee for recommendation to and nomination by our board of directors. Under the Governance Agreement, the Nominating and Corporate Governance Committee reviews each Chiesi nominee’s background and must recommend each Chiesi nominee for election unless it reasonably determines that the nominee lacks the business or technical experience, stature and character appropriate for service on our board. While the Governance Agreement is in effect, Chiesi is entitled to designate for consideration for election to the Company’s board of directors a number of persons based on the level of beneficial ownership by Chiesi and its affiliates of Cornerstone common stock as follows:

•	if Chiesi and its affiliates own 50% or more of the outstanding shares of our common stock on a fully diluted basis (as defined in the Governance Agreement), four individuals;

•	if Chiesi and its affiliates own 35% or more but less than 50% of the outstanding shares of our common stock on a fully diluted basis, three individuals;

•	if Chiesi and its affiliates own 25% or more but less than 35% of the outstanding shares of our common stock on a fully diluted basis, two individuals;

•	if Chiesi and its affiliates own 10% or more but less than 25% of the outstanding shares of our common stock on a fully diluted basis, one individual; and

•	if Chiesi and its affiliates own less than 10% of the outstanding shares of our common stock on a fully diluted basis, Chiesi will not have the right to designate any directors.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential Class A director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for Class A candidates submitted by others. As described in “Stockholder Proposals” below, stockholders also have the right under Section 1.10 of our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the board, by following the procedures set forth therein.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the Nominating and Corporate Governance Committee, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Board of Directors, c/o Corporate Secretary, Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250, Cary, North Carolina, 27518. You should indicate on your correspondence that you are a Cornerstone Therapeutics Inc. stockholder.

Anyone may express concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee by calling the voicemail box at (800) 799-6158. Messages to the Audit Committee will be received by the members of the Audit Committee and our Corporate Secretary. You may report your concern anonymously or confidentially.

Audit Committee Report

The Audit Committee consists of the following members of the Board of Directors of Cornerstone Therapeutics Inc. (the “Company”): Mr. Codeanne, Mr. Enright and Mr. Heffernan. The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of Grant Thornton LLP, the independent registered public accounting firm for the Company. Grant Thornton LLP is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the Company’s internal control over financial reporting.

The Board of Directors has determined that each of Mr. Codeanne, Mr. Enright and Mr. Heffernan (i) meets the independence criteria prescribed by applicable law and the rules of the Securities and Exchange Commission (the “SEC”) for audit committee membership, (ii) is an “independent director” as defined in NASDAQ rules and (iii) meets NASDAQ’s financial knowledge and sophistication requirements. The Board of Directors has determined that Mr. Codeanne is an “audit committee financial expert” under SEC rules. The Audit Committee operates pursuant to a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.crtx.com.

The Audit Committee’s responsibility is one of oversight. The Audit Committee’s oversight responsibility relating to the accounting, auditing and financial reporting processes of the Company includes overseeing the Company’s processes and preparedness for the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 conducted by the Company’s independent registered public accounting firm.

Members of the Audit Committee rely on the information provided and the representations made to them by:

•	management, which has primary responsibility for the Company’s financial statements and reports and for establishing and maintaining appropriate internal control over financial reporting; and

•	the independent registered public accounting firm for the Company, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board — United States (“PCAOB”) and expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’ internal control over financial reporting.

In this context, we have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009.

We have discussed with Grant Thornton LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1., AU section 380), as adopted by the PCAOB.

We have received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with us concerning independence, and have discussed with them their independence. We have concluded that Grant Thornton LLP’s provision of audit and non-audit services to us is compatible with their independence.

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC. We have selected Grant Thornton LLP as the independent registered public accounting firm for the Company for the year ended December 31, 2010, and have approved submitting the selection of the independent registered public accounting firm for ratification by the stockholders.

By the Audit Committee of the Board of
Directors of Cornerstone Therapeutics Inc.

Christopher Codeanne, Chair
Michael Enright
Michael Heffernan

Changes in Our Certifying Accountant

The Merger was treated as a “reverse acquisition” for accounting purposes and, as such, the historical financial statements of the accounting acquirer, Cornerstone BioPharma, are our historical financial statements. Prior to the closing of the Merger, Cornerstone BioPharma’s independent registered public accounting firm was Grant Thornton LLP, and Critical Therapeutics, Inc.’s, or Critical Therapeutics (the term we use below to refer to our pre-Merger business when discussing Deloitte), independent registered public accounting firm was Deloitte & Touche LLP, or Deloitte. On October 31, 2008, following the closing of the Merger, the Audit Committee unanimously approved the retention of Grant Thornton LLP as our independent registered public accounting firm and approved the dismissal of Deloitte as our independent registered public accounting firm.

Deloitte

Deloitte’s reports on Critical Therapeutics’ financial statements for the years ended December 31, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Deloitte’s report dated March 27, 2008 contained an explanatory paragraph relating to Critical Therapeutics’ ability to continue as a going concern.

Prior to the Merger, Critical Therapeutics experienced significant operating losses in each year since its inception in 2000. Critical Therapeutics reported net losses of $48.8 million in the year ended December 31, 2006, $37.0 million in the year ended December 31, 2007 and $19.4 million in the nine months ended September 30, 2008. Critical Therapeutics reported an accumulated deficit of approximately $191.4 million as of December 31, 2007 and approximately $210.8 million as of September 30, 2008. Critical Therapeutics reported revenue from the sale of its two marketed products, ZYFLO® (zileuton) tablets and ZYFLO CR® (zileuton) extended-release tablets, of $11.0 million for the year ended December 31, 2007 and $13.2 million for the nine months ended September 30, 2008, and did not record revenue from any other product. Management of Critical Therapeutics prior to the Merger reported that Critical Therapeutics would continue to incur substantial losses for the foreseeable future from spending significant amounts to fund research, development and commercialization efforts. These matters raised substantial doubt about Critical Therapeutics’ ability to continue as a going concern as an independent, standalone company without obtaining additional financing.

During the years ended December 31, 2007 and 2006 and the interim period through October 31, 2008, (1) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with its reports, and (2) except with respect to the material weakness described below, there were no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K). As previously disclosed, in connection with the preparation of Critical Therapeutics’ financial statements for the quarters ended June 30, 2007 and September 30, 2007, Critical Therapeutics’ management concluded that a material weakness in Critical Therapeutics’ internal control over financial reporting existed. This material weakness related to the operation of controls over accounting for non-routine transactions, specifically the accrual of milestone obligations due under certain of Critical Therapeutics’ contractual arrangements in accordance with generally accepted accounting principles. Critical Therapeutics’ management determined that this material weakness had been remediated as of December 31, 2007 and did not report any material weakness in its Management’s Report on Internal Control Over Financial Reporting included in Part II, Item 9A of Critical Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2007.

Grant Thornton LLP

As mentioned above, following the closing of the Merger, the Audit Committee elected to continue Cornerstone BioPharma’s relationship with Grant Thornton LLP and unanimously approved the retention of Grant Thornton LLP as our independent registered public accounting firm.

Following Cornerstone BioPharma’s entry into the merger agreement with Critical Therapeutics, or the Merger Agreement, on May 20, 2008, Cornerstone BioPharma’s board of directors retained Grant Thornton LLP, an independent public accounting firm registered with the PCAOB as Cornerstone BioPharma’s independent registered public accounting firm to report on Cornerstone BioPharma’s financial statements for the years ended December 31, 2007, 2006 and 2005. Cornerstone BioPharma did not consult with Grant Thornton LLP during the years ended December 31, 2007 or 2006, or the interim period through May 20, 2008, with respect to (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on Cornerstone BioPharma’s financial statements; or (3) any matter that was either the subject of a disagreement or a “reportable event.”

Critical Therapeutics did not consult with Grant Thornton LLP during the years ended December 31, 2007 or 2006, or the interim period through October 31, 2008, with respect to (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on Critical Therapeutics’ financial statements; or (3) any matter that was either the subject of a disagreement or a “reportable event.”

Hughes Pittman Gupton

The Merger Agreement required Cornerstone BioPharma, within 15 business days after its entry into the Merger Agreement, to retain an independent public accounting firm registered with the PCAOB to report on Cornerstone BioPharma’s financial statements for the years ended December 31, 2007, 2006 and 2005 to be included in a registration statement on Form S-4 to be filed by Critical Therapeutics in connection with the Merger. Prior to entering into the Merger Agreement, Cornerstone BioPharma’s independent public accounting firm was Hughes Pittman & Gupton, LLP, or Hughes Pittman Gupton, which had reported on Cornerstone BioPharma’s financial statements for those periods. Because Hughes Pittman Gupton is not registered with the PCAOB, Cornerstone BioPharma retained Grant Thornton LLP to report on its financial statements for those periods.

In connection with Cornerstone BioPharma’s decision to engage a new independent public accounting firm, on May 7, 2008, Cornerstone BioPharma and Hughes Pittman Gupton mutually agreed that Hughes Pittman Gupton would no longer act as Cornerstone BioPharma’s independent public accounting firm. Hughes Pittman Gupton’s reports on Cornerstone BioPharma’s financial statements for the year ended December 31, 2007 did not contain any adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that Hughes Pittman Gupton’s report dated August 2, 2007 contained an explanatory paragraph regarding Cornerstone BioPharma’s adoption of SFAS No. 123(R) on January 1, 2006.

During the years ended December 31, 2007 and 2006 and through May 7, 2008, the date that Hughes Pittman Gupton ceased being Cornerstone BioPharma’s independent public accounting firm, (1) there were no disagreements with Hughes Pittman Gupton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hughes Pittman Gupton, would have caused Hughes Pittman Gupton to make reference to the subject matter of the disagreements in connection with its reports and (2) there were no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K).

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of Grant Thornton LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services. For 2009, audit fees include an estimate of amounts not yet billed.

Fee Category	2009	2008

Audit Fees(1)	$364,282	$227,280
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees	$364,282	$227,280

(1)	Audit fees consist of fees related to professional services rendered in connection with reviews of our quarterly filings on Form 10-Q, the audit of our consolidated financial statements and internal control over financial reporting, and other professional services provided in connection with statutory and regulatory filings or engagements, including, in 2008, our registration statement on Form S-4 relating to our merger with Critical Therapeutics, Inc. Audit fees reported during 2008 did not include any fees related to (a) an audit of our internal control over financial reporting because we were not required to obtain such an audit or (b) reviews of our Form 10-Qs because such reviews were performed by Deloitte rather than Grant Thornton LLP prior to the Merger.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” No fees for audit-related services were incurred in 2008 or 2009.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services relate to the preparation of federal and state tax returns and quarterly estimated tax payments. Tax advice and tax planning services relate to miscellaneous items. No tax fees were incurred in 2008 or 2009.

(4)	No fees for other services were incurred in 2008 or 2009.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chair of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chair of the Audit Committee pursuant to this delegated authority is reported at the next meeting of the Audit Committee.

Transactions with Related Persons

Chiesi — CUROSURF License and Distribution Agreement

On May 6, 2009, we entered into the Chiesi Transaction, in which (1) our President and Chief Executive Officer, Craig A. Collard, (2) our Executive Vice President, Manufacturing and Trade, Steven M. Lutz, and (3) certain entities controlled by them that owned greater than 5% of our outstanding common stock at the time of the transaction also participated. For information regarding Chiesi and the Chiesi Transaction, please see the discussion under “Change in Control.” As a part of the Chiesi Transaction, Chiesi manufactures all of our requirements of CUROSURF, which we began promoting and selling in September 2009. Pursuant to the U.S. CUROSURF Agreement, we pay to Chiesi the greater of a percentage of net sales price for CUROSURF or the applicable floor price set forth in the agreement. Inventory purchases from Chiesi under the U.S. CUROSURF Agreement from inception through March 31, 2010 aggregated approximately $19 million. As of March 31, 2010, the Company had prepaid inventory of approximately $268,460 due from Chiesi and accounts payable of approximately $1.3 million due to Chiesi.

Consulting Arrangements with Mr. McEwan

In addition to serving as a director, Mr. McEwan was employed by Cornerstone BioPharma providing strategic, management, financial and corporate governance advice to us through December 31, 2008. In connection with his service as a consultant in 2008, Mr. McEwan received a base salary of $51,923 and access to employee benefit plans including health insurance, life insurance, long-term disability insurance and a 401(k) savings plan. In connection with our entry into the Chiesi Transaction, Mr. McEwan entered into a consulting agreement with us on May 6, 2009, as subsequently amended, to provide consulting services between January 1, 2009 through March 31, 2011. In connection with his service as a consultant in 2009, Mr. McEwan received fees of $17,778.

Consulting Arrangement with Mr. Roberts

We retained Mr. Roberts as a consultant to provide product development, clinical, quality and regulatory advice to us from December 2008 through May 2009, when he entered full-time employment with us. In connection with his service as a consultant during 2008 and 2009, Mr. Roberts received $147,252 in consulting fees.

Other Related Person Transactions

In April 2004, Cornerstone BioPharma executed the Carolina Note in favor of Carolina Pharmaceuticals, which provided that Cornerstone BioPharma could borrow from Carolina Pharmaceuticals up to $15.0 million for five years with an annual interest rate of 10%. Because Mr. Collard is the chief executive officer and chairman of Carolina Pharmaceuticals, and the chief executive officer, chairman and controlling stockholder of Carolina Pharmaceuticals Holdings, he is a control person of Carolina Pharmaceuticals. In addition, Mr. Lutz, one of our current executive officers, is currently a director of these entities. Ms. Baldwin, one of our former executive officers, was also previously a director of these entities. Cornerstone BioPharma borrowed $13.0 million under the Carolina Note in April 2004. In June 2006, Cornerstone BioPharma and Carolina Pharmaceuticals agreed to offset $3.6 million in principal and $1.8 million in accrued interest outstanding under the Carolina Note against equal amounts due to Cornerstone BioPharma from a related party.

As of December 31, 2007, $9.4 million in principal and $1.5 million of accrued interest were outstanding under the Carolina Note. Cornerstone BioPharma repaid $460,000 of principal under the Carolina Note in April 2008. In connection with Cornerstone BioPharma’s entry into the Merger Agreement, Cornerstone BioPharma entered into a noteholder agreement, as amended, with Carolina Pharmaceuticals. The noteholder agreement required Carolina Pharmaceuticals to surrender the Carolina Note to Cornerstone BioPharma prior to the effective time of the Merger and required Cornerstone BioPharma to, immediately prior to the effective time, cancel the Carolina Note and issue common stock of Cornerstone BioPharma in exchange for, at Carolina Pharmaceuticals’ option, all or a portion of the Carolina Note, but in an amount not less than the principal amount outstanding. As required by the noteholder agreement, Carolina Pharmaceuticals surrendered the Carolina Note prior to the closing of the Merger with instructions that the principal amount outstanding be converted into common stock of Cornerstone BioPharma. Immediately prior to the effective time of the Merger, Cornerstone BioPharma paid Carolina Pharmaceuticals $2,249,000 in full satisfaction of the accrued interest outstanding under the Carolina Note and issued to Carolina Pharmaceuticals shares of Cornerstone BioPharma common stock in satisfaction of the principal amount outstanding under the Carolina Note, which shares were thereafter exchanged in the Merger for 1,443,913 shares of our common stock.

From time to time prior to the consummation of the Merger, Mr. Collard was provided with certain salary advances by Cornerstone BioPharma. As of January 1, 2008, the aggregate outstanding amount of such advances was $648,000. As of September 15, 2008, Mr. Collard had repaid all such advances, and no such advances will be made by Cornerstone BioPharma or us in the future.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

In March 2007, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel, who we refer to as our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not in conflict with, our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Other than transactions between Cornerstone BioPharma and its related persons prior the closing of the Merger, there were no related person transactions in 2008 or 2009 with respect to which these policies and procedures were not followed.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Summary Compensation

The following table sets forth information for the fiscal years ended December 31, 2009 and 2008 regarding the compensation of our named executive officers.

Summary Compensation Table

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation		Total
Name and Principal Position	Year	($)	($)(2)	($)(1)	($)(1)	($)		($)

Craig A. Collard(3)	2009	394,784	197,392	—	217,828	124,716	(3)	934,720
President and Chief Executive Officer	2008	379,600	378,800	—	93,388	83,277		935,065
Joshua B. Franklin	2009	222,704	54,537	354,500	395,390	94,179	(4)	1,121,310
Vice President, Sales and Marketing
Alan Roberts	2009	139,327	78,750 (7)	496,300	286,475	18,867	(6)	1,019,719
Vice President, Scientific Affairs
Brian Dickson, M.D.	2009	224,973	—	—	395,390	413,596	(5)	1,033,959
Former Chief Medical Officer	2008	270,400	94,640	—	62,259	28,212		455,511

(1)	The amounts in these columns reflect the aggregate grant date fair value of awards granted during the year computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. The assumptions made in determining the fair values of our stock and option awards are set forth in Note 9 to our 2009 Consolidated Financial Statements and in the Critical Accounting Policies and Estimates section of our Management’s Discussion and Analysis, each of which included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 4, 2010.

(2)	Annual bonuses for 2009 reflected in this column are described in the section “Narrative Disclosure to Summary Compensation Table — Elements of Compensation.”

(3)	Represents $33,091 in automobile related payments for company car for personal use, $41,541 in country club membership payments, $14,232 in additional payments for employee benefits and $35,852 for tax gross-ups.

(4)	Represents $12,109 in automobile related payments, $14,232 in additional payments for employee benefits, $67,108 in relocation expenses and $730 for tax gross-ups.

(5)	Represents $384,610 of severance pay (including vacation and employee benefits), $11,969 in automobile related payments, $11,267 in additional payments for employee benefits and $5,750 for tax gross-ups.

(6)	Represents $7,646 in automobile related payments, $8,302 in additional payments for employee benefits and $2,919 for tax gross-ups.

(7)	In determining his 2009 cash bonus, the Compensation Committee took into account Mr. Roberts’ salary earned in 2009 as well as payments he received from Cornerstone as a consultant in 2009.

Narrative Disclosure to Summary Compensation Table

Compensation Philosophy

Our philosophy is to use compensation as a tool for creating and maintaining stockholder value. The objectives of our compensation structure for executives are therefore first to attract and retain talented executives, and then to motivate and reward them to act in ways which create stockholder value. To achieve these objectives, compensation includes base salary as well as cash and stock-based incentive elements. The value of incentive compensation is tied to both the near term performance of the individual and the long term performance of the company. A substantial portion of executives’ overall compensation rewards the achievement of goals, of which some will be strategic in nature, and others will be defined with reference to specific goals.

Our President and Chief Executive Officer proposes our annual corporate goals, which are approved by our Compensation Committee. The Compensation Committee then recommends the corporate goals to the full board for approval and, if approved, the corporate goals become the personal goals of the Chief Executive Officer. Corporate goals target the achievement of specific commercialization, research, clinical, regulatory, financial and operational milestones. We then set annual individual goals for other executive officers during the first quarter of the calendar year. These goals focus on contributions that facilitate the achievement of the corporate goals. In addition, each executive officer proposes individual goals for himself, which are approved by our President and Chief Executive Officer and the Compensation Committee. Our Compensation Committee approves annual salary increases, annual bonuses and stock option and restricted stock awards for our executive officers in its discretion. In exercising its discretion, the committee considers actual corporate and individual performance compared to corporate goals and individual performance goals, as well as various subjective performance criteria.

Compensation of our executive officers is approved by the Compensation Committee and subject to ratification by our board of directors. In setting executive compensation, the committee considers the compensation paid to officers with similar responsibilities in similar companies, as well as the recommendations of the President and Chief Executive Officer. We do not retain a compensation consultant to review our policies and procedures, but we do subscribe to the Equilar on-line service, which makes available data concerning similarly situated companies in the specialty pharmaceutical sector. We use this data to obtain a general understanding of compensation practices in the pharmaceutical industry and thereby assess whether the nature and overall level of compensation paid to our executives is reasonably sufficient to support our objectives of attracting and retaining talented executives. We do not attempt to align our overall compensation structure to any specific percentile of the companies we review as part of the Equilar on-line service.

Employment Agreements

The discussion below describes the employment agreements in effect between us and each of our named executive officers during 2009 and through the date of this proxy statement, including the employment agreements that were replaced in connection with the Chiesi Transaction. These agreements provide that each named executive officer is (or was) entitled to minimum annual base salary, consideration for a discretionary annual bonus, severance and certain health, retirement and other benefits. Each of these employment agreements was approved by our Compensation Committee and/or our board of directors.

Craig A. Collard.  On February 8, 2006, we entered into an executive retention agreement with Mr. Collard that provided for severance benefits under specified circumstances following a “change in control,” including that any stock options then held by Mr. Collard would vest and become immediately exercisable in full. In connection with the Chiesi Transaction, 145,825 stock options then held by Mr. Collard vested.

On March 1, 2006, we entered into an employment agreement with Mr. Collard, or the Original Agreement, pursuant to which he served as our President and Chief Executive Officer. The initial term of the Original Agreement continued until December 31, 2006, with automatic renewal for additional one-year terms unless the agreement was terminated or either party gave notice of non-renewal. Under the terms of the Original Agreement, Mr. Collard was entitled to a minimum base salary, was eligible to participate in all bonus or profit sharing plans adopted by our board of directors and was provided an expected range of 0% to 50% of his annual base salary as a bonus.

Effective as of March 1, 2006, we also entered into a proprietary information, inventions, non-competition and non-solicitation Agreement with Mr. Collard.

On May 6, 2009, Mr. Collard entered into a new employment agreement with us, the terms of which he negotiated with Chiesi, that became effective as of the closing of the Chiesi Transaction on July 28, 2009. The new employment agreement terminated and superseded Mr. Collard’s previous employment agreement, executive retention agreement and proprietary information, inventions, non-competition and non-solicitation agreement. Mr. Collard’s current employment agreement provides that Mr. Collard will continue to serve as our President and Chief Executive Officer. The initial term of the employment agreement ends on the first anniversary of the closing of the Chiesi Transaction, with automatic renewal for additional one-year terms unless either party gives notice of non-renewal at least 90 days prior to the end of the then current term or the agreement is terminated. Under the terms of the agreement, Mr. Collard is entitled to a minimum base salary of $394,784, which may be increased from time to time by our board of directors, and is eligible for an annual target cash bonus of up to 50% of his then annual base salary. Mr. Collard’s employment agreement also provides that while employed by us, Mr. Collard will have full use of the motor vehicle leased by us that Mr. Collard is currently using, and we will pay or reimburse Mr. Collard for the lease payments, automobile insurance, taxes and title fees associated with such vehicle. Although Mr. Collard is not eligible to receive any annual equity awards unless otherwise approved by our board of directors, he is entitled to participate in all of our employee bonus and benefit programs to the extent his position, tenure, salary, age, health and other qualifications make him eligible to participate.

If Mr. Collard’s employment is terminated by us without Cause or by Mr. Collard for Good Reason and such termination is not during a Change of Control Period, and if Mr. Collard executes a release and settlement agreement in a form acceptable to us, he will be entitled to:

•	a lump sum payment equal to one and a half times his annualized base salary;

•	continuation of benefits for the shorter of 12 months or until he is eligible for other employer-sponsored health coverage;

•	a lump sum payment in an amount equal to a pro rata payment of his target cash bonus; and

•	accelerated vesting of all of his outstanding unvested stock options and restricted stock by one year.

If Mr. Collard’s employment is terminated by us without Cause or by Mr. Collard for Good Reason and such termination is during a Change in Control Period, and if Mr. Collard executes a release and settlement agreement in a form acceptable to us, he will be entitled to:

•	a lump sum payment equal to two times his highest annualized base salary during the three-year period prior to the Change in Control;

•	continuation of benefits for the shorter of 24 months or until he is eligible for other employer-sponsored health coverage;

•	a lump sum payment in an amount equal to a pro rata payment of the annual bonus paid or payable for the most recently completed fiscal year; and

•	accelerated vesting of 100% of his outstanding unvested stock options and restricted stock.

For purposes of Mr. Collard’s employment agreement, the terms below have the following meanings:

“Cause” means:

•	use of alcohol or narcotics which proximately results in the willful material breach or habitual willful neglect of duties;

•	criminal conviction of fraud, embezzlement, misappropriation of assets, or conviction of any felony or other crime that brings embarrassment to our, but in no event traffic or similar violations;

•	any act constituting willful misconduct which is materially detrimental to our best interests, including but not limited to misappropriation of, or intentional damage to, our funds, property or business;

•	a material violation of our policies, including but not limited to violations of our policies prohibiting harassment or discrimination; or

•	willful breach by Mr. Collard of the employment agreement, if such willful breach is not cured within thirty (30) days after our written notice thereof specifying the nature of such willful material breach.

“Good Reason” means:

•	a material reduction in the annual base compensation payable to Mr. Collard (but exclusive of any target cash bonus, annual equity award or other similar cash bonus or equity plans for this purpose);

•	relocation of the place of business at which Mr. Collard is principally located to a location that is greater than thirty (30) miles from its current location;

•	our failure to comply with a material term of Mr. Collard’s employment agreement; or

•	a material reduction in Mr. Collard’s level of responsibility to that which is not consistent with the position of our Chief Executive Officer.

“Change of Control” means:

•	an acquisition of beneficial ownership of our capital stock by any one person or group that, after such acquisition, gives such person or group 50% or more of the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors;

•	such time as the Continuing Directors (as defined below) do not constitute a majority of our board of directors, where the term “Continuing Director” means at any date a member of the board of directors (i) who was a member of the board of directors on the date of the initial adoption of the Employment Agreement by the board of directors or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the board of directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (i) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the board of directors;

•	the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving us or a sale or other disposition of all or substantially all of our assets unless, immediately following such transaction (i) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such transaction in substantially the same proportions as their ownership of the outstanding voting securities immediately prior to such transaction and (ii) no person beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such transaction); or

•	our liquidation or dissolution.

“Change of Control Period” means the period from three (3) months before until three (3) months after the date on which a Change of Control occurs.

Upon termination of Mr. Collard’s employment, Cornerstone will pay or reimburse Mr. Collard for the balance of the remaining lease payments on the vehicle provided by Cornerstone for his use, and will assign and transfer title and other appropriate evidence of ownership of the vehicle to him in exchange for $100.

Under the terms of his employment agreement, Mr. Collard may not compete with us during the term of his employment and, if his employment is terminated, for (1) one and a half years following a termination without Cause or for Good Reason and not during a Change of Control Period, (2) two years following a termination without Cause or for Good Reason during a Change of Control Period and (3) one year following a termination under any other circumstances. Mr. Collard also agreed to a provision that prohibits him from soliciting, among others, our employees and customers during the term of his employment and for one year following the termination of his employment. The employment agreement also contains customary provisions relating to confidentiality, proprietary information and non-disparagement and provides that upon a Change of Control 100% of Mr. Collard’s unvested stock options and restricted stock vest, regardless of whether his employment is terminated.

Joshua Franklin and Alan Roberts.  On September 29, 2008, we entered into an employment agreement with Mr. Franklin, which was amended and restated in a new agreement that became effective as of the closing of the Chiesi Transaction. On May 6, 2009, we entered into an employment agreement with Mr. Roberts that became effective as of the closing of the Chiesi Transaction. Prior to May 2009, Mr. Roberts served as a consultant pursuant to a consulting agreement with us.

Each of the new agreements of Mr. Franklin and Mr. Roberts provide that such executives will, with respect to Mr. Franklin, continue to serve as Vice President, Sales and Marketing, and with respect to Mr. Roberts, continue to serve as Vice President, Scientific Affairs. The initial term of each of Mr. Franklin’s and Mr. Roberts’ new employment agreements ends on the first anniversary of the closing of the Chiesi Transaction, with automatic renewal for additional one-year terms unless either party gives notice of non-renewal at least 90 days prior to the end of the then current term or the agreement is terminated.

Under the terms of the employment agreements, Mr. Franklin is entitled to a minimum base salary of $222,600 and Mr. Roberts is entitled to a minimum base salary of $225,000, which may be increased from time to time by our board of directors. Each executive is also eligible to receive an annual target cash bonus of up to 35% of his then annual base salary; eligible to receive an annual target equity award in the form of an option to purchase, in whole or in part, up to 50,000 shares of our common stock in each of the years 2010, 2011 and 2012, vesting over a four-year period; and entitled to a monthly car allowance of $850. In addition, for a period of two years, Mr. Franklin may not, directly or indirectly, transfer any of his “covered shares” (defined in his employment agreement as 47,617 shares of our common stock subject to options held by Mr. Franklin on May 6, 2009) except as permitted under his employment agreement.

If Mr. Franklin’s or Mr. Roberts’ employment is terminated by us without Cause or by the executive for Good Reason and if the executive executes a release and settlement agreement in a form acceptable to us, he will be entitled to:

•	a lump sum payment equal to one times his annualized base salary;

•	continuation of benefits for the shorter of 12 months or until he is eligible for other employer-sponsored health coverage;

•	a lump sum payment in an amount equal to a pro rata payment of his target cash bonus;

•	if such termination did not occur during a Change of Control Period, accelerated vesting of all of his outstanding unvested stock options and restricted stock by one year; and

•	if such termination occurred during a Change of Control Period, accelerated vesting of 100% of his outstanding unvested stock options and restricted stock.

The terms Cause, Good Reason, Change of Control and Change of Control Period in Mr. Franklin’s and Mr. Roberts’ employment agreements are defined in the same manner as in Mr. Collard’s employment agreement discussed above.

Under the terms of the new employment agreements, Mr. Franklin and Mr. Roberts may not compete with us during the term of their employment and for one year following termination of employment and may not solicit our employees and customers during the same period. The new employment agreements also contain customary provisions relating to confidentiality, proprietary information and non-disparagement and provide that upon a Change of Control 100% of Mr. Franklin’s and Mr. Roberts’ unvested stock options and restricted stock vest, regardless of whether their employment is terminated.

Brian Dickson.  On March 1, 2006, we entered into an employment agreement with Brian Dickson. Effective as of March 1, 2006, we also entered into a proprietary information, inventions, non-competition and non-solicitation agreement with Dr. Dickson. These employment agreements were superseded by a new amended and restated employment agreement that became effective as of the closing of the Chiesi Transaction.

The terms of Dr. Dickson’s amended and restated employment agreement were consistent with the terms of Mr. Franklin’s and Mr. Roberts’ employment agreements, except that Dr. Dickson was entitled to a minimum base salary of $281,216.

We and Dr. Dickson mutually agreed that Dr. Dickson would retire on October 16, 2009. Accordingly, following Dr. Dickson’s execution of a release and settlement agreement in a form acceptable to us, Dr. Dickson became entitled to receive the benefits required under his employment agreement in connection with a termination by us without Cause and not during a Change of Control Period.

Elements of Compensation

As reflected in our executive employment agreements, and the summary compensation table, our executive compensation includes various elements.

Base Salary.  We have established base salaries for our executives at levels that are intended to reflect the scope of the executives’ responsibilities and their relevant background, training and experience. When establishing an executive’s base salary, our Compensation Committee takes into account the executive’s seniority, the functional role of the position, the executive’s level of responsibility and compensation practices in the pharmaceutical industry. The Compensation Committee reviews our executive officers’ base salaries annually.

Bonus.  Our current named executive officers are eligible for annual cash bonuses pursuant to the terms of their respective employment agreements. Annual bonuses are intended to link our strategic and corporate operating plans with individual performance, and to provide executive officers with incentives to achieve greater corporate performance by focusing on the attainment of specific goals.

We tailor the goals of individual executives to incentivize them to focus on specified activities appropriate to their individual roles. We specify activities that we consider to be conducive to the creation of stockholder value and will contribute to our current and future financial success. We believe that optimal stockholder value creation results from appropriately balancing strategic and tactical goals for each executive.

Goals may relate to objective financial metrics (such as the achievement of a specified level of sales), to objective non-financial achievements (such as the approval of a product for sale) or to qualitative performance (such as building and integrating a new team into our operational structure). We intend for goals to be the result of sustained focused effort on the part of the executive, and it is our expectation that in normal circumstances executives will achieve substantially all of their goals.

The employment agreements we have entered into with each of our named executive officers provide for target cash bonuses up to specified percentages of base salary. Our Compensation Committee annually determines the target cash bonus for each named executive officer based on a percentage of such officer’s annual base salary. For 2009, the Compensation Committee set the target cash bonus at 50% of base salary for our President and Chief Executive Officer and 35% of base salary for the other named executive officers. However, our Compensation Committee generally may make actual cash bonus awards that may be greater or less than the annual target cash bonus based on overall corporate performance and individual performance.

In 2010, our Compensation Committee considered that we completed the Chiesi Transaction in 2009; that our market capitalization had appreciated significantly during 2009; and that our 2009 net revenues, operating income and cash flows from operations all significantly exceeded budgeted amounts. The committee also focused on each executive officer’s achievement of individual goals established on a quarterly basis. The committee then exercised its discretion and paid varying percentages of the previously established target cash bonuses to each of our named executive officers who are still employed by us. The Compensation Committee focused on the particular goals and job responsibilities of each executive. The percentage of target cash bonus paid to the Chief Executive Officer reflects the significant overachievement of goals measured by our revenues and market capitalization, the full achievement of goals related to product development and product acquisition, and the less than full achievement of certain prescription growth targets. The percentage of target cash bonus paid to other named executive officers similarly reflects these achievements, but in each case weighted according to the Compensation Committee’s assessment of the degree of achievement related to the particular executive’s goals or job responsibilities.

We do not currently have a policy with respect to adjustment or recovery of compensation if relevant performance measures are later restated or otherwise adjusted, but it is a priority of the Compensation Committee to define such a policy in 2010.

Stock-Based Compensation.  Our named executive officers have received equity awards under two equity plans: the 2004 Stock Incentive Plan and the Cornerstone BioPharma Holdings, Inc. 2005 Stock Incentive Plan, or the 2005 Stock Incentive Plan. For additional information concerning the 2004 Stock Incentive Plan, see “Proposal Two — Approval of the 2004 Stock Incentive Plan, as Amended and Restated — Summary of the 2004 Stock Incentive Plan Features” below.

In connection with the Merger, we assumed from Cornerstone BioPharma the 2005 Stock Incentive Plan and the equity awards outstanding thereunder. The 2005 Stock Incentive Plan was adopted by Cornerstone BioPharma in December 2005 and provided for the award to Cornerstone BioPharma’s employees, directors and consultants of up to 2,380,779 shares of common stock through incentive and nonstatutory stock options, restricted stock and other stock-based awards. As of December 31, 2009, there were no shares available for award under the 2005 Stock Incentive Plan.

We use the grant of options to purchase common stock to give executives an incentive to build and sustain stockholder value over an extended period of time. Options also align the interests of executives and stockholders by enabling our executives to participate in any increase in stockholder value resulting from their efforts.

Executives who join us are generally awarded initial stock options and/or restricted stock grants. Additionally, the Compensation Committee approves annual grants of options to executives and certain other high performing employees based on level of responsibility and perceived overall contribution to the generation of stockholder value. The degree to which an individual achieved his goals for a particular year is factored into making the assessment of overall contribution, but the individual’s performance of non-goal specific activities may be taken into account. We believe that the annual aggregate value of awards (using the Black Scholes-Merton or equivalent valuation methodology) of options to executives reflects competitive levels for similar companies.

2009 Grants of Equity Awards

The table below summarizes the material terms of each equity award made to our named executive officers during the fiscal year ended December 31, 2009:

		Option Awards		Stock Awards
		Number of
		Securities	Option	Number of		Grant
		Underlying	Exercise	Shares of		Date
Name	Grant Date	Options(1)	Price	Stock Awarded		Fair Value

Craig A. Collard	5/28/2009	50,000	$7.09	—		$217,828
Josh Franklin	5/28/2009	25,000	$7.09	—		$108,915
	7/28/2009	50,000	$9.30	—		$286,475
	5/28/2009	—	—	50,000	(2)	$354,500
Alan Roberts	7/28/2009	50,000	$9.30	—		$286,475
	5/28/2009	—	—	70,000	(2)(3)	$496,300
Brian Dickson, M.D.	5/28/2009	25,000 (4)	$7.09	—		$108,915
	7/28/2009	50,000 (4)	$9.30	—		$286,475

(1)	Except as otherwise noted, the option awards reflected in these columns will vest 25% on the first anniversary of the date of the grant and approximately 2.08% monthly thereafter. The options expire 10 years from the grant date.

(2)	The vesting schedule for this restricted stock award is 25% on each of the first four anniversaries of the grant date.

(3)	Immediately following our transaction with Chiesi in July 2009, 25% of this restricted stock award immediately vested. The remaining 75% will vest according to the original vesting schedule.

(4)	These option awards expired on January 16, 2010, which was three months after Dr. Dickson’s termination of employment on October 16, 2009.

All Other Compensation

We have provided perquisites to our executive officers as a means of providing additional compensation to the executive officers, through the availability of benefits that are convenient for the executives to use when faced with the demands of their positions. These perquisites included the use of company cars or automobile allowances, and in the case of our Chief Executive Officer, a country club membership. In fiscal 2009 and 2008, Mr. Collard also received $33,091 and $33,312, respectively, in automobile related payments for company cars for personal use by him and his spouse.

In addition, our executive officers, like other employees, are entitled to participate in our employee benefit plans including medical insurance, dental insurance, vision insurance, life insurance, long-term disability insurance and a 401(k) savings plan. Our executive officers, unlike other employees, are not required to make any payments or other contributions in order to participate in the medical insurance, dental insurance or vision insurance plans.

Our executive officers are entitled to receive severance benefits upon qualifying terminations of employment, pursuant to provisions in each executive’s employment agreement. We believe these benefits assist us in attracting and retaining the executive talent necessary to manage our company. In return for these benefits, our executive officers are required to release us from liability in connection with their employment. These benefits are also designed to promote the stability and continuation of our executive officers in the event of a potential change in control. In such event, we desire that our executive officers be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. For a description of these severance benefits, see “Narrative Disclosure to Summary Compensation Table — Employment Agreements.”

Information Relating to Equity Awards and Holdings

Immediately prior to the consummation of the Merger, Cornerstone BioPharma made grants of stock options to certain of its executive officers. In connection with the Merger, we assumed all outstanding options to purchase Cornerstone BioPharma’s common stock, and these options became options to purchase our common stock. The exercise prices of the options Cornerstone BioPharma granted prior to the date of the Merger were based on Cornerstone BioPharma’s per share fair market value as determined by Cornerstone BioPharma’s board of directors; the options Cornerstone BioPharma granted on the date of the Merger were based on the closing price per share of our common stock reported by NASDAQ. The exercise prices of all stock options we have granted equal the closing price per share of our common stock reported by NASDAQ on the grant date.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table sets forth information regarding unexercised stock options and restricted stock that has not vested for each of our named executive officers outstanding as of December 31, 2009.

	Option Awards(1)					Stock Awards
								Market
						Number		Value of
	Number of	Number of				of Shares		Shares or
	Securities	Securities				or Units		Units of
	Underlying	Underlying	Option			of Stock		Stock
	Unexercised	Unexercised	Exercise	Option		That		That
	Options (#)	Options (#)	Price	Expiration		Have Not		Have Not
Name	Exercisable(2)	Unexercisable	($/Sh)	Date		Vested (#)		Vested ($)

Craig A. Collard	11,904	—	$0.43	8/1/2015		—		—
	238,083	—	$1.77	3/16/2017		—		—
	35,712	—	$3.90	10/31/2018		—		—
		50,000	$7.09	5/27/2019		—		—
						—		—
Josh Franklin	63,325	—	$3.90	10/31/2018		—		—
	—	25,000	$7.09	5/27/2019		—		—
	—	50,000	$9.30	7/27/2019		—		—
						50,000	(3)	305,000
Alan Roberts	—	50,000	$9.30	7/27/2019		—		—
						52,500	(3)(4)	320,250
Brian Dickson, M.D.	35,712	—	$0.43	8/1/2015	(5)	—		—
	62,377	—	$0.43	8/1/2015	(5)	—		—
	60,473	—	$0.43	8/1/2015	(5)	—		—
	178,562	—	$1.77	3/16/2017	(5)	—		—
	23,808	—	$3.90	10/31/2018	(5)	—		—
	6,250	—	$7.09	5/27/2019	(6)	—		—
	12,500	—	$9.30	7/27/2019	(6)	—		—

(1)	Except as otherwise noted, the option awards reflected in these columns will vest 25% on the first anniversary of the date of the grant and approximately 2.08% monthly thereafter. Unless otherwise noted, the grant date of each option award is the date 10 years prior to the expiration date reflected in this table.

(2)	As of December 31, 2009, these option awards were fully vested.

(3)	The vesting schedule for this restricted stock award is 25% on each of the first four anniversaries of the grant date. The grant date for the award was May 28, 2009.

(4)	Immediately following our transaction with Chiesi in July 2009, 25% of this restricted stock award immediately vested. The remaining 75% will vest according to the original vesting schedule.

(5)	The date listed is the original expiration date of the option at the time of grant. These option awards were exercised prior to January 14, 2010, which was 90 days after the termination of employment of Dr. Dickson on October 16, 2009.

(6)	The date listed is the original expiration date of the option at the time of grant. These option awards expired on January 16, 2010, which was three months after the termination of Dr. Dickson’s employment on October 16, 2009.

Payments Upon Termination or Change of Control

As discussed above, we have entered into employment agreements with each of our named executive officers. These agreements provide for payments and benefits under specified circumstances to the named executive officer upon termination of employment and if we experience a change of control. For additional information regarding these agreements, see “Narrative Disclosure to Summary Compensation Table — Employment Agreements” above.

We include change of control benefits in our executive employment agreements because we believe that it is important, in the event of a possible transaction leading to a change of control, to incentivize key executives to consummate the transaction in the best interests of the stockholders, even though such a transaction might otherwise not be in their best personal interests. We also believe that such agreements are important to attract and retain the best possible executive talent.

Compensation of Directors

We use fees and option awards to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider both the significant amount of time directors expend in fulfilling their duties to us and the skill level required to be a director.

The table below summarizes the compensation paid by Cornerstone to its directors for the fiscal year ended December 31, 2009. The Board did not make any equity awards to the Class B directors in 2009, but it has determined that both the initial option awards, and the option awards to be granted upon re-election to our board of directors, for which the Class B Directors are eligible, will be awarded as of the date of the Annual Meeting in 2010.

Director Compensation for Fiscal 2009

	Fees Earned
	or Paid	Option	All Other
	in Cash	Awards	Compensation	Total
Name(1)	($)	($)(2)	($)	($)

Alessandro Chiesi(3)	17,525	—	—	17,525
Maria Paola Chiesi(3)	16,525	—	—	16,525
Christopher Codeanne(4)	55,000	20,499	—	75,499
Michael Enright(4)	52,500	20,499	—	72,999
Anton Giorgio Failla(3)	17,525	—	—	17,525
Michael Heffernan(5)	50,000	20,499	—	70,499
Alastair McEwan(6)(7)	30,000	14,644	18,825	63,469
Robert Stephan(3)	17,525	—	—	17,525

(1)	Craig A. Collard, our President and Chief Executive Officer, is a director but receives no additional compensation for his services as a director. The compensation received by Mr. Collard as our President and Chief Executive Officer in 2009 is shown in the Summary Compensation Table.

(2)	The amounts in this column reflect the aggregate grant date fair value of stock option awards granted during the year computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. The assumptions made in determining the fair values of our option awards are set forth in Note 9 to our 2009 Consolidated Financial Statements and in the Critical Accounting Policies and Estimates section of our Management’s Discussion and Analysis, each of which included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 4, 2010.

(3)	No option awards were granted or forfeited during 2009 and none were outstanding as of December 31, 2009.

(4)	Option awards consist of one grant for 5,833 shares made on May 28, 2009 with a grant date fair value of $20,499. No option awards have been forfeited and there were 20,833 aggregate shares underlying outstanding option awards as of December 31, 2009.

(5)	Option awards consist of one grant for 5,833 shares made on May 28, 2009 with a grant date fair value of $20,499. No option awards have been forfeited and there were 24,404 aggregate shares underlying outstanding option awards as of December 31, 2009.

(6)	Option awards consist of one grant for 4,167 shares made on May 28, 2009 with a grant date fair value of $14,644. Upon resignation from the Board of Directors during 2009, Mr. McEwan’s right to acquire 3,936 shares under his May 28, 2009 grant was cancelled. As of December 31, 2009, there were 249,986 aggregate shares underlying outstanding option awards.

(7)	In addition to compensation for his service as a director, in 2009 Mr. McEwan received fees for providing consulting services to the Company through December 31, 2009. These fees are reflected in the “All Other Compensation” column for Mr. McEwan. For a more complete description of Mr. McEwan’s consulting arrangement, please see “Corporate Governance — Transactions with Related Persons.”

On December 18, 2008, our board of directors approved an Amended and Restated Non-Employee Director Compensation and Reimbursement Policy effective October 31, 2008, or the Director Compensation Policy, which applies to both Class A and Class B non-employee directors, with effect from their date of election or appointment. The Director Compensation Policy provides that each non-employee member of our board of directors is eligible to receive the following:

•	A $30,000 annual retainer, payable in installments of $7,500 quarterly in arrears; and

•	Up to an annual aggregate maximum of $15,000 for attendance fees for the following:

◆	$2,000 for each meeting of the board of directors that the director attends in person;

◆	$1,000 for each meeting of any board committee on which the director serves that the director attends in person;

◆	$1,000 for each meeting of the board of directors that the director attends by teleconference; and

◆	$500 for each meeting of any board committee on which the director serves that the director attends by teleconference.

The annual fee for the lead independent director, if any, is $10,000, the annual fee for the chair of the Audit Committee is $10,000, the annual fee for the chair of the Compensation Committee is $7,500, and the annual fee for the chair of the Nominating and Corporate Governance Committee is $5,000.

Under the Director Compensation Policy, each non-employee director also receives an option to purchase up to 15,000 shares of our common stock upon his or her initial election to our board of directors and an option to purchase up to 10,000 shares of our common stock at each year’s annual meeting after which he or she continues to serve as a director. Non-employee directors serving on the board of directors for less than a full year receive a pro rata portion of the stock option grant that we make to non-employee directors following our annual meeting each year. The shares subject to these options become exercisable in 36 equal monthly installments beginning one month from the date of grant.

We reimburse each non-employee director for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees. We pay all reasonable expenses related to continuing director education. However, we pay only a pro rata portion of education expenses for our non-employee directors who serve on any additional public company boards.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2009 regarding securities authorized for issuance under our equity compensation plans, consisting of our 2004 Stock Incentive Plan, our 2003 Stock Incentive Plan, our 2000 Equity Incentive Plan, the 2005 Stock Incentive Plan, and the Cornerstone BioPharma Holdings, Inc. 2005 Stock Option Plan, or the 2005 Stock Option Plan. All of our equity compensation plans were approved by our stockholders, except that the 2005 Stock Incentive Plan and the 2005 Stock Option Plan were approved by Cornerstone BioPharma’s stockholders prior to the Merger. In connection with the Merger, we assumed each outstanding option, whether vested or unvested, to purchase Cornerstone BioPharma’s common stock, and these options became options to purchase our common stock. We assumed the 2005 Stock

Incentive Plan and the 2005 Stock Option Plan on the same terms and conditions as were applicable under those plans immediately prior to the effective time of Merger. We terminated the 2000 Equity Incentive Plan on March 3, 2010, as there were no outstanding awards or shares available for issuance under that plan.

Equity Compensation Plan Information

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))(1)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	2,046,664	$3.36	859,795
Equity compensation plans not approved by stockholders	—	—	—

Total	2,046,664	$3.36	859,795

(1)	In addition to being available for future issuance upon exercise of stock options that may be granted after December 31, 2009, our 2004 Stock Incentive Plan provides for the issuance of restricted stock awards and other stock-based awards.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our board of directors consists of Mr. Heffernan, Mr. Codeanne and Mr. Enright. Mr. Heffernan is the chairman of the Compensation Committee. No member of the Compensation Committee was at any time during the fiscal year ended December 31, 2009, or formerly, an officer or employee of Cornerstone Therapeutics or any subsidiary of Cornerstone Therapeutics, nor has any member of the Compensation Committee had any relationship with us during the fiscal year ended December 31, 2009 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee.

PROPOSAL TWO — APPROVAL OF THE 2004 STOCK INCENTIVE PLAN,
AS AMENDED AND RESTATED

On March 31, 2010, our board of directors approved, subject to stockholder approval, an amendment and restatement of our 2004 Stock Incentive Plan, to increase the number of shares of common stock authorized for issuance to a total of 3,233,922 shares, representing an increase of 1,500,000 shares.

The board of directors wishes to provide for additional shares of common stock to be made available for the grant of options to attract and retain the best available personnel, provide additional incentive to our officers, employees, consultants and non-employee directors and promote the success of our business.

Stockholders are asked to approve the 2004 Stock Incentive Plan, as amended and restated, to qualify the additional 1,500,000 options for treatment as incentive stock options for purposes of Section 422 of the Internal Revenue Code, to qualify compensation under the 2004 Stock Incentive Plan as performance-based for purposes of Section 162(m) and to satisfy NASDAQ guidelines relating to equity compensation. If stockholder approval is not received, the Compensation Committee will reconsider the amendment to increase the number of shares of common stock authorized for issuance under the 2004 Stock Incentive Plan and the present plan would remain in effect without such amendment.

Board Recommendation

The board of directors believes that the future success of Cornerstone Therapeutics depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating our officers, employees, consultants and non-employee directors. Accordingly, the board of directors unanimously recommends a vote “FOR” the approval of the 2004 Stock Incentive Plan, as amended and restated.

Summary of the 2004 Stock Incentive Plan Features

The following is a brief summary of the 2004 Stock Incentive Plan, as amended and restated, and is qualified in its entirety by reference to a copy of proposed the 2004 Stock Incentive Plan, as amended and restated, attached to this proxy statement as Appendix A.

Description of Awards

The 2004 Stock Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue, nonstatutory stock options, restricted stock awards, and other stock-based awards, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights (collectively “Awards”).

Incentive Stock Options and Nonstatutory Stock Options.  Optionees receive the right to purchase a specified number of shares of our common stock, par value $0.001 per share, at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price less than the fair market value of the common stock on the date of grant. Options may not be granted for a term in excess of ten years. The 2004 Stock Incentive Plan permits the board of directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a “cashless exercise” through a broker, by surrender to Cornerstone Therapeutics of shares of common stock, by delivery of a promissory note, or by any other lawful means.

Restricted Stock Awards.  Restricted stock Awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

Other Stock-Based Awards.  Under the 2004 Stock Incentive Plan, the board of directors has the right to grant other Awards based upon the common stock having such terms and conditions as the board of directors may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights.

Limitation on Shares Available for Awards.  No more than 80,000 shares of our common stock, or such other number of shares as may be determined by a vote of our independent directors, following a recommendation of the Compensation Committee or any other committee designated by the board of directors, may be issued pursuant to all Awards other than options or stock appreciation rights.

Shares Available for Issuance under the 2004 Stock Incentive Plan.  The 2004 Stock Incentive Plan provides for the award to our employees, directors and consultants of up to 1,733,922 shares of common stock (as of December 31, 2009 including 13,256 shares transferred from other plans) to be granted through incentive and nonstatutory stock options, restricted stock and other stock-based Awards. In addition, under the terms of the 2004 Stock Incentive Plan, the number of shares of our common stock available for issuance under the 2004 Stock Incentive Plan may be increased annually on the first day of each of our fiscal years beginning on January 1, 2005 and ending on January 1, 2014 by an amount determined by our board of directors prior to the first day of such fiscal year, by a vote of a majority of our independent directors following a recommendation by the Compensation Committee or other committee designated by our board of directors. Notwithstanding this provision of the 2004 Stock Incentive Plan, the board of directors may not act to increase the number of shares available under the 2004 Stock Incentive Plan by an amount which would exceed the lesser of 133,333 shares or 4% of the number of shares of our common stock that are outstanding on the first day of the fiscal year in question. Furthermore, any such increase, when taken together with any other increases proposed by the board of directors in the number of shares available for issuance under all other employee or director stock plans we maintain, may not result in the total number of shares then available for issuance under all employee and director stock plans exceeding 30% of the number of shares of our common stock that our outstanding on the first day of the fiscal year in question. Our board of directors did not authorize any additional shares of common stock for award under the plan to be effective as of January 1, 2010. If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by such Award will again be available for grant under the 2004 Stock Incentive Plan.

Eligibility to Receive Awards

Officers, employees, prospective employees, directors, consultants and advisors of Cornerstone Therapeutics and its subsidiaries are eligible to be granted Awards under the 2004 Stock Incentive Plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which an Award may be granted to any participant under the 2004 Stock Incentive Plan may not exceed 500,000 shares per calendar year.

As of April 12, 2010, approximately 162 employees, including our six executive officers, and seven non-employee directors were eligible to receive Awards under the 2004 Stock Incentive Plan. In 2009, we made option and restricted stock grants to our executive officers under the 2004 Stock Incentive Plan, and we expect that we will make additional equity awards to them under the 2004 Stock Incentive Plan in the future. In particular, under the employment agreements they entered into in connection with the Chiesi Transaction, David Price, our Executive Vice President, Finance and Chief Financial Officer, Joshua Franklin, our Vice President, Sales and Marketing, and Alan Roberts, our Vice President, Scientific Affairs, are each eligible to receive an annual target equity award in the form of an option to purchase, in whole or in part, up to 50,000 shares of our common stock in each of the years 2010, 2011 and 2012. Our Compensation Committee (subject to ratification by our board of directors) will determine the amount of the actual equity award, if any, based on overall corporate performance and individual performance. In addition, as disclosed above, under our Director Compensation Program, our non-employee directors are entitled to initial and annual equity awards under our 2004 Stock Incentive Plan. On the date of our 2010 Annual Meeting, we plan grant our non-employee directors options exercisable for up to 97,500 shares of our common stock.

For additional information regarding awards made to our named executive officers and directors under the plan in 2009, please see “Information About Executive and Director Compensation — Compensation of Executives” and “Information About Executive and Director Compensation — Compensation of Directors.”

Except for the equity awards to which our non-employee directors are entitled under the Director Compensation Program, the granting of Awards under the 2004 Stock Incentive Plan is discretionary, and we cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

On April 12, 2010, the last reported sale price of our common stock on the NASDAQ Capital Market was $6.12.

Administration

The 2004 Stock Incentive Plan is administered by the board of directors. The board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2004 Stock Incentive Plan and to interpret the provisions of the 2004 Stock Incentive Plan. Pursuant to the terms of the 2004 Stock Incentive Plan, the board of directors may delegate authority under the 2004 Stock Incentive Plan to one or more committees of the board of directors, and subject to certain limitations, to one or more officers of Cornerstone Therapeutics. The board of directors has authorized the Compensation Committee (subject to ratification by the board of directors of all matters related to executive compensation) to administer the 2004 Stock Incentive Plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the 2004 Stock Incentive Plan, the board of directors, or the Compensation Committee or any other committee or officer to whom the board of directors delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of common stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

The board of directors is required to make appropriate adjustments in connection with the 2004 Stock Incentive Plan and any outstanding Awards to reflect stock dividends, stock splits and certain other events. In the event of a merger, liquidation or other reorganization event (as defined in the 2004 Stock Incentive Plan), the board of directors is authorized to provide for outstanding options or other stock-based Awards to be assumed or substituted for, to accelerate the Awards to make them fully exercisable prior to consummation of the reorganization event or to provide for a cash out of the value of any outstanding options. Except as otherwise set forth in the instrument evidencing the applicable Award, if a participant’s employment with Cornerstone Therapeutics is terminated without cause by us or an acquiring or successor company or with good reason by the participant (as each of those terms is defined in the 2004 Stock Incentive Plan) before the first anniversary of the occurrence of a change in control event (as defined in the 2004 Stock Incentive Plan), then vesting of all options or restricted stock Awards held by such participant shall be accelerated by two years so that they will become exercisable or vested as if the participant had continued to be employed during the two year period following termination. In the case of other stock based Awards, such as stock appreciation rights, the board of directors may specify the effect of a change in control event at the time of the grant.

Changes in Capitalization

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of our common stock other than an ordinary cash dividend, we must, to the extent determined by our board of directors, appropriately adjust, or make substitute awards, if applicable, for (1) the number and class of securities available under the 2004 Stock Incentive Plan, (2) the number and class of securities and exercise price per share of each outstanding option, (3) the repurchase price per share subject to each outstanding restricted stock award, and (4) the terms of each other outstanding award.

Liquidations and Dissolutions

If we are liquidated or dissolved, the 2004 Stock Incentive Plan requires (except in certain circumstances in connection with a “reorganization event”) our board of directors, upon written notice to the plan participants, to provide that all then unexercised options will become exercisable in full as of a specified time prior to the effective date of such liquidation or dissolution and terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date.

Reorganization Events

If we undergo a reorganization event, the 2004 Stock Incentive Plan requires our board of directors to provide that all outstanding options under the 2004 Stock Incentive Plan will be assumed, or equivalent options will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). If the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such options, then our board of directors generally must, upon written notice to the participants, provide that all then unexercised options will become exercisable in full as of a specified time prior to the reorganization event and will terminate immediately prior to the consummation of such reorganization event, except to the extent exercised by the participants before the consummation of such reorganization event.

Change in Control Events

The 2004 Stock Incentive Plan provides for certain benefits in connection with a “change in control event.” Currently, however, the provisions in the 2004 Stock Incentive Plan relating to a change in control event do not apply to any of our executive officers because our executive officers have separate employment agreements that supersede the change in control provisions of the 2004 Stock Incentive Plan.

Definitions

For purposes of the 2004 Stock Incentive Plan, a “reorganization event” means:

•	any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property;

•	any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction; or

•	our liquidation or dissolution.

For purposes of the 2004 Stock Incentive Plan, the terms below have the following meanings:

A “change in control event” means:

•	acquisition by any individual, entity or group of more than 50% of our outstanding common stock or voting securities, except for acquisitions directly from us or in connection with certain mergers or consolidations;

•	replacement of a majority of our board of directors with directors who are not elected or recommended for election by a majority of our board; or

•	consummation of a merger, consolidation, reorganization, recapitalization or share exchange, or a sale or other disposition of all or substantially all of our assets, unless certain conditions are met.

“good reason” means:

•	significant diminution in the plan participant’s title, authority or responsibilities;

•	reduction in the plan participant’s annual cash compensation; or

•	relocation of the plan participant’s place of business more than 30 miles from the current site.

“cause” means:

•	willful failure by the plan participant to perform his or her material responsibilities; or

•	willful misconduct by the plan participant that affects our business reputation.

Amendment or Termination

No Award may be made under the 2004 Stock Incentive Plan after April 7, 2014, but Awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the 2004 Stock Incentive Plan, except that no Award designated as subject to Section 162(m) of the Internal Revenue Code by the board of directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment shall have been approved by our stockholders.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that arise with respect to Awards granted under the 2004 Stock Incentive Plan. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that all Awards granted under the 2004 Stock Incentive Plan are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code related to nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or a 50% or more owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Internal Revenue Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Tax Consequences to Cornerstone Therapeutics

There will be no tax consequences to Cornerstone Therapeutics except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

PROPOSAL THREE — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Although stockholder approval of the selection of Grant Thornton LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of Grant Thornton LLP.

Grant Thornton LLP also served as our independent registered public accounting firm for the fiscal year ended December 31, 2009. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

The board of directors recommends a vote “FOR” the ratification of the selection of Grant Thornton LLP as Cornerstone Therapeutics Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

OTHER MATTERS

Our board of directors has no knowledge of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters as determined by a majority in voting power of our directors.

SOLICITATION OF PROXIES

We will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

REVOCATION OF PROXY

Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s). A proxy may also be revoked by a stockholder if the stockholder attends the meeting and votes in person, timely submits another signed proxy card bearing a later date or timely submits new voting instructions by telephone or over the Internet.

STOCKHOLDER PROPOSALS

In order to be included in the proxy materials for our 2011 annual meeting of stockholders, stockholders’ proposed resolutions must be received by us at our principal executive offices, Cornerstone Therapeutics Inc., Attn: Corporate Secretary, 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518, no later than December 27, 2010. However, if the date of the 2011 annual meeting is changed by more than 30 days from the date of the first anniversary of the 2010 annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy statement for the 2011 annual meeting. We suggest that proponents submit their proposals by certified mail, return receipt requested.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to the board of directors and of other matters that stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement. The required notice must be in writing and received by our corporate secretary at our principal offices in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. The date of our 2011 annual meeting of stockholders has not yet been established, but assuming it is held on May 20, 2011, in order to comply with the time periods set forth in our bylaws, appropriate notice for the 2011 annual meeting would need to be provided to our Corporate Secretary no earlier than January 20, 2011 and no later than February 19, 2010.

DIRECTIONS TO OUR ANNUAL MEETING AT OUR OFFICES

•	From Durham, NC or points West, including RDU Airport, please take I-40 East toward Raleigh and then take exit # 293 US-1 S / US-64 W toward Sanford. Take the Tryon Road East exit # 98A and merge onto Tryon Road. At 2nd light take right on Crescent Green Drive. 1255 Crescent Green Drive will be on the right. Our office is in the 2nd building (behind the main building, which is at 1225 Crescent Green Drive) in Suite 250.

. . . . . .

•	From Raleigh, NC or points East, please take I-40 West toward Durham/Chapel Hill and then take exit # 293 US-1 S / US-64 W toward Sanford. Take the Tryon Road East exit # 98A and merge onto Tryon Road. At 2nd light take right on Crescent Green Drive. 1255 Crescent Green Drive will be on the right. Our office is in the 2nd building (behind the main building, which is at 1225 Crescent Green Drive) in Suite 250.

. . . . . .

If you need additional directions, please call 1-888-466-6505, and we will be glad to direct you to the annual meeting location.

By order of the Board of Directors,

Andrew K. W. Powell, Esq.
Secretary

Cary, North Carolina
April 26, 2010

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE BY PROXY OVER THE INTERNET, BY TELEPHONE OR BY MAIL. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS OR VOTED BY PROXY OVER THE INTERNET OR BY TELEPHONE

Appendices

Appendix A      Cornerstone Therapeutics Inc. 2004 Stock Incentive Plan, as amended and restated.

Appendix A

CORNERSTONE THERAPEUTICS INC.
2004 STOCK INCENTIVE PLAN
(as Amended and Restated May [  ], 2010)

1.	Purpose

The purpose of this 2004 Stock Incentive Plan (the “Plan”) of Cornerstone Therapeutics Inc., a Delaware corporation (the “Company,” and formerly known as Critical Therapeutics, Inc.), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors (including persons who have entered into an agreement with the Company under which they will be employed by the Company in the future) are eligible to be granted options, restricted stock awards, stock appreciation rights or other stock-based awards (each, an “Award”) under the Plan. Each person who has been granted an Award under the Plan shall be deemed a “Participant.”

3.	Administration and Delegation

(a) Administration by Board of Directors.  The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers.  To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.	Stock Available for Awards

(a) Number of Shares.  Subject to adjustment under Section 10, Awards may be made under the Plan for up to the number of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) that is equal to the sum of:

(1) 2,954,000 shares of Common Stock; plus

(2) 13,256 shares representing the shares of Common Stock reserved for issuance under the Critical Therapeutics, Inc. 2000 Equity Incentive Plan, as amended, and the Critical Therapeutics, Inc. 2003 Stock Incentive Plan, as amended (the “Existing Plans”), that remained available for grant under the Existing Plans immediately prior to the closing of Critical Therapeutics, Inc.’s initial public offering; plus

(3) an annual increase to be added on the first day of each of the Company’s fiscal years beginning January 1, 2006 and ending on the second day of fiscal year 2014, which increase shall be determined by the Board for each fiscal year prior to the first day of such fiscal year (by vote of a majority of the independent directors, following a recommendation by the Compensation Committee of the Board or any other Committee designated by the Board); provided, however, that the amount determined by the Board may not exceed the lesser of (i) 133,333 shares of Common Stock and (ii) 4% of the outstanding shares of Common Stock on the first day of such fiscal year.

Notwithstanding the foregoing, no more than 80,000 shares of Common Stock (subject to adjustment under Section 10) or such other number of shares of Common Stock as may be determined by vote of a majority of the independent directors, following a recommendation by the Compensation Committee of the Board or any other Committee designated by the Board, may be issued pursuant to all Awards other than Options and SARs (each as hereinafter defined). Furthermore, notwithstanding clause (3) above, in no event may the number of shares available under this Plan be increased as set forth in clause (3) to the extent such increase, in addition to any other increases proposed by the Board in the number of shares available for issuance under all other employee or director stock plans, would result in the total number of shares then available for issuance under all employee and director stock plans exceeding 30% of the outstanding shares of the Company on the first day of the applicable fiscal year.

If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Per-Participant Limit.  Subject to adjustment under Section 10, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 500,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code (“Section 162(m)”).

5.	Stock Options

(a) General.  The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b) Incentive Stock Options.  An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Cornerstone Therapeutics Inc., any of Cornerstone Therapeutics Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option.

(c) Exercise Price.  The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement; provided, however, that the exercise price shall be not less than 100% of the Fair Market Value (as hereinafter defined) at the time the Option is granted.

(d) Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of 10 years.

(e) Exercise of Option.  Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

(f) Payment Upon Exercise.  Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to pay promptly to the Company the exercise price and any required tax withholding;

(3) if provided for in the option agreement or approved by the Company in its sole discretion, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant at least six months prior to such delivery and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) if provided for in the option agreement or approved by the Company in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

(g) Substitute Options.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

(h) Repricing of Options.  The Board (by vote of a majority of the independent directors, following a recommendation by the Compensation Committee of the Board or any other committee designated by the Board) shall have the authority, at any time and from time to time, with the consent of the affected Participants, to amend any or all outstanding Options granted under the Plan to provide an Option exercise price per share which may be lower or higher than the original Option exercise price, and/or cancel any such Options and grant in substitution therefor other Awards, including new Options, covering the same or different numbers of shares of Common Stock having an Option exercise price per share which may be lower or higher than the exercise price of the canceled Options; provided, however, that the Board may not engage in any such repricing of Options with respect to Options then held by officers or directors of the Company.

6.	Reserved.

7.	Stock Appreciation Rights.

(a) Nature of Stock Appreciation Rights.  A Stock Appreciation Right, or SAR, is an Award entitling the holder on exercise to receive an amount in cash or Common Stock or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. SARs may be based solely on appreciation in the fair market value of Common Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Board in the SAR Award.

(b) Grants.  Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Rules Applicable to Tandem Awards.  When Stock Appreciation Rights are expressly granted in tandem with Options, the Stock Appreciation Right and the related Options will be exercisable only at such time or times and on such conditions as the Board may specify in the SAR Award or the related Option.

(2) Exercise of Independent Stock Appreciation Rights. A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Exercise.  Any exercise of a Stock Appreciation Right must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Board.

8.	Restricted Stock

(a) Grants.  The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

(b) Terms and Conditions.  The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

(c) Stock Certificates.  Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

9.	Other Stock-Based Awards.

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto. At the time any Award is granted, the Board may provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant’s right to future delivery of the Common Stock.

10.	Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the amount of the annual increase in the number of securities available under this Plan set forth in Section 4(a)(3)(i), (iii) the limit on the number of securities available under this Plan for Awards other than Options and SARs set forth in Section 4(a), (iv) the per-Participant limit set forth in Section 4(b), (v) the number and class of securities and exercise price per share subject to each outstanding Option, (vi) the repurchase price per share subject to each outstanding Restricted Stock Award, and (vii) the share- and per-share-related provisions of each outstanding Stock Appreciation Right and Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

(b) Reorganization and Change in Control Events.

(1) Definitions:

(A) A “Reorganization Event” shall mean:

(i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property;

(ii) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction; or

(iii) any liquidation or dissolution of the Company.

(B) A “Change in Control Event” shall mean:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company; or (B) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition;

(ii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv) the liquidation or dissolution of the Company.

(C) “Good Reason” shall mean any material reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 30 miles from its location immediately prior to such Reorganization Event or Change in Control Event.

(D) “Cause” shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company, or (ii) willful misconduct by the Participant which affects the business reputation of the Company. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.

(2) Effect on Options.

(A) Reorganization Event.  Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, if (i) such Reorganization Event also constitutes a Change in Control Event, and (ii) if, on or prior to the first anniversary of the date of the consummation of the Reorganization Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation (the date of such termination being referred to as, the “Participant Termination Date”), then the vesting of all Options then held by a Participant shall automatically be accelerated by two years so that such Options shall immediately become vested and exercisable with respect to the number of shares of Common Stock covered by such Options that would otherwise have been vested as of the second anniversary of the Participant Termination Date if the Participant continued to be employed by the Company for such period. For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, or in the event of a liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

(B) Change in Control Event that is not a Reorganization Event.  Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s Participant Termination Date occurs, then the vesting of all Options then held by a Participant shall automatically be accelerated by two years so that such Options shall immediately become vested and exercisable with respect to the number of shares of Common Stock covered by such Options that would otherwise have been vested as of the second anniversary of the Participant Termination Date if the Participant continued to be employed by the Company for such period.

(3) Effect on Restricted Stock Awards.

(A) Reorganization Event that is not a Change in Control Event.  Upon the occurrence of a Reorganization Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

(B) Change in Control Event.  Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s Participant Termination Date occurs, then the vesting schedule of any such Restricted Stock Award shall automatically be accelerated by two years so that the number of shares that would otherwise have vested and become free from conditions or restrictions on or prior to the second anniversary of the Participant Termination Date if the Participant had continued to be employed by the Company for such period shall immediately become free from conditions or restrictions as of the Participant Termination Date.

(4) Effect on Stock Appreciation Rights and Other Stock Unit Awards.  The Board may specify in an Award at the time of the grant the effect of a Reorganization Event and Change in Control Event on any SAR and Other Stock Unit Award.

11.	General Provisions Applicable to Awards

(a) Transferability of Awards.  Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Option intended to be an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation.  Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status.  The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

(e) Withholding.  Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant. If provided for in an Award or approved by the Company in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award.  The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g) Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration.  The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i) Deferrals.  The Board may permit Participants to defer receipt of any Common Stock issuable upon exercise of an Option or upon the lapse of any restriction applicable to any Restricted Stock Award, subject to such rules and procedures as it may establish.

(j) Share Issuance.  To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock or Restricted Stock, the Board may provide for the issuance of such shares on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which the Common Stock is traded.

12.	Miscellaneous

(a) No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c) Effective Date and Term of Plan.  The Plan shall become effective on the date on which it is adopted by the Board, but no Award may be granted unless and until the Plan has been approved by the Company’s stockholders. No Awards shall be granted under the Plan after the completion of 10 years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(e) Provisions for Foreign Participants.  The Board may, without amending the Plan, modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

* * *
Approved by the Board of Directors on March 31, 2010

Approved by the Stockholders on May[  ],2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time on May 19, 2010.

Cornerstone Therapeutics Inc.

INTERNET
http://www.proxyvoting.com/CRTX
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

  WO#
72317
▼   FOLD AND DETACH HERE   ▼
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

Please mark your votes as indicated in this example	☒

				WITHHOLD	FOR ALL EXCEPT
			FOR ALL	AUTHORITY FOR	(See instructions
			NOMINEES	ALL NOMINEES	below)

1.	To elect the following eight (8) nominees as directors of the Company:		☐	☐	☐

NOMINEES

	01 Craig A. Collard	05 Alessandro Chiesi
	02 Christopher Codeanne	06 Anton Giorgio Failla
	03 Michael Enright	07 Robert M. Stephan
	04 Michael Heffernan	08 Marco Vecchia

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write the name of the nominee on the line below:

		FOR	AGAINST	ABSTAIN

2.	To approve the Company’s 2004 Stock Incentive Plan, as amended and restated, to increase the number of shares authorized for issuance thereunder.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	To ratify the selection by the Audit Commitee of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

The proxies are authorized to vote in accordance with the determination of a majority in voting power of the directors as to any other matters which may properly come before the Annual Meeting or any adjournment thereof.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

	Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by an authorized person.

Dear Stockholder:
Please take note of the important information enclosed with this proxy card. There are matters related to the operation of Cornerstone Therapeutics Inc. that require your prompt attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign and date the card, detach it, and return your proxy in the enclosed postage-paid envelope. Thank you in advance for your prompt consideration of these matters.
Sincerely,
Cornerstone Therapeutics Inc.
Your vote is important. Please vote immediately.
ANNUAL MEETING OF STOCKHOLDERS OF
CORNERSTONE THERAPEUTICS INC.
May 20, 2010
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
▼  FOLD AND DETACH HERE  ▼
PROXY
CORNERSTONE THERAPEUTICS INC.
1255 CRESCENT GREEN DRIVE, SUITE 250
CARY, NORTH CAROLINA 27518
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2010
The undersigned, revoking all prior proxies, hereby appoints Craig A. Collard, David Price and Andrew K. W. Powell, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Cornerstone Therapeutics Inc. (the “Company”) held of record by the undersigned on April 1, 2010 at the Annual Meeting of Stockholders to be held on May 20, 2010 at 2:00 p.m. and any adjournments thereof. The undersigned hereby directs Craig A. Collard, David Price and Andrew K. W. Powell to vote in accordance with the determination of a majority in voting power of the directors as to any other matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.
(Continued and to be signed, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
WO# 72317